Exhibit 10.1

AGREEMENT AND PLAN OF MERGER

Dated as of February 28, 2005

among

MULTI-CHANNEL HOLDINGS, INC.,

BMS MERGER CORPORATION

and

BLUE MARTINI SOFTWARE, INC.

i

TABLE OF CONTENTS

(continued)

ii

TABLE OF CONTENTS

(continued)

iii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of February 28, 2005 (this “Agreement”), is among MULTI-CHANNEL HOLDINGS, INC., a Delaware corporation (“Parent”), BMS MERGER CORPORATION, a Delaware corporation and a direct, wholly owned Subsidiary of Parent (“Merger Sub”), and BLUE MARTINI SOFTWARE, INC., a Delaware corporation (the “Company”). Certain terms used in this Agreement are used as defined in Section 8.12.

WHEREAS, the respective Boards of Directors of the Company and Merger Sub have approved and declared advisable, and the Board of Directors of Parent has approved, this Agreement and the merger of Merger Sub with and into the Company (the “Merger”), on the terms and subject to the conditions provided for in this Agreement;

WHEREAS, concurrently with the execution of this Agreement, and as a condition and inducement to Parent’s willingness to enter into this Agreement, certain stockholders of the Company are entering into voting agreements with Parent; and

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE 1

The Merger

SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger (the “Surviving Corporation”).

SECTION 1.2 Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (California time) on a date to be specified by the parties, which date shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article 6 (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), unless another time or date, or both, are agreed to in writing by the parties hereto. The date on which the Closing is held is herein referred to as the “Closing Date.” The Closing will be held at the offices of Cooley Godward LLP, 3175 Hanover Street, Palo Alto, California 94304, unless another place is agreed to in writing by the parties hereto.

SECTION 1.3 Effective Time. Subject to the provisions of this Agreement, on the Closing Date the parties shall file with the Secretary of State of the State of Delaware a certificate of merger (the “Certificate of Merger”), executed in accordance with the relevant provisions of the DGCL. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as is agreed to by the parties hereto and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).

SECTION 1.4 Effects of the Merger. From and after the Effective Time, the Merger shall have the effects set forth in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

SECTION 1.5 Certificate of Incorporation and Bylaws of the Surviving Corporation.

(a) The certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended in the Merger to be in the form of Exhibit A hereto and, as so amended, such certificate of incorporation shall be the certificate of incorporation of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

(b) Parent shall take all necessary actions to cause the bylaws of Merger Sub, in the form attached as Exhibit B hereto, to be the bylaws of the Surviving Corporation until thereafter amended as provided therein or by applicable Law.

SECTION 1.6 Directors of the Surviving Corporation. The directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until the earlier of their resignation or removal or until their respective successors are duly elected and qualified, as the case may be.

SECTION 1.7 Officers of the Surviving Corporation. The officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their respective successors are duly appointed and qualified or their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.

SECTION 1.8 Additional Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine that any deeds, bills of sale, assignments or assurances in law or any other acts are reasonably necessary to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Company or Merger Sub, the officers and directors of the Surviving Corporation and Parent shall be fully authorized in the name of the Company to take any and all such action.

ARTICLE 2

Effect of the Merger on the Capital Stock of the

Constituent Corporations; Exchange of Certificates; Company Stock Options

SECTION 2.1 Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Capital Stock or any shares of capital stock of Merger Sub:

(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub shall be converted into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.001 per share, of the Surviving Corporation;

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of Company Capital Stock that are owned by the Company as treasury stock, and any shares of Company Capital Stock owned by Parent or Merger Sub or any other wholly owned Subsidiary of Parent, shall be automatically canceled and shall cease to exist and no consideration shall be delivered in exchange therefor; and

(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b) and Appraisal Shares) shall be converted into the right to receive $4.00 in cash, without interest (the “Per Share Amount“). As used herein, the term “Merger Consideration” means the cash payable to former stockholders of the Company pursuant to this Section 2.1(c).

SECTION 2.2 Appraisal Rights. Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the Effective Time that are held by any holder who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, the provisions of Section 262 of the DGCL (“Section 262”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.1(c), but instead such holder shall be entitled to payment of the fair value of such shares (the “Appraisal Shares”) in accordance with the provisions of Section 262. At the Effective Time, all Appraisal Shares shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of Appraisal Shares shall cease to have any rights with respect thereto, except the right to receive the fair value of such Appraisal Shares in accordance with the provisions of Section 262. Notwithstanding the foregoing, if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262, then the right of such holder to be paid the fair value of such holder’s Appraisal Shares under Section 262 shall cease and each of such Appraisal Shares shall be deemed to have been converted at the Effective Time into, and shall have become, the right to receive the Per Share Amount as provided in Section 2.1(c). The Company shall (i) deliver prompt notice to Parent of any demands for appraisal of any shares of Company Common Stock, and (ii) give Parent the opportunity to participate in all negotiations and proceedings with respect to any such demand. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent, such consent not to be unreasonably withheld or delayed, make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

SECTION 2.3 Surrender of Certificates.

(a) Paying Agent. Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for payment of the Merger Consideration upon surrender of the certificates that immediately prior to the Effective Time represented shares of Company Capital Stock (each such certificate, a “Certificate”). Immediately following the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Capital Stock (it being understood that Parent may cause the Surviving Corporation to deposit a portion of such cash amount with the Paying Agent, provided, however, that Parent shall not cause the Surviving Corporation to deposit with the Paying Agent any amount of cash which, after such deposit, would cause the Surviving Corporation: (i) to be unable to pay its debts (including trade debts) as they mature; (ii) to have the fair value of the Surviving Corporation’s liabilities exceed the fair value of its assets as a going concern; or (iii) to be left with unreasonably small capital). Such funds provided to the Paying Agent are referred to herein as the “Payment Fund.”

(b) Payment Procedures. Promptly after the Effective Time, the Paying Agent shall mail to each holder of record of a Certificate: (i) a letter of transmittal (which shall specify that delivery of the Certificates shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent); and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. Upon surrender of a Certificate for cancellation to the Paying Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions (and such other customary documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate, and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Company Capital Stock that is not registered in the transfer records of the Company, the proper amount of cash may be paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer and other Taxes required by reason of the payment to a Person other than the registered holder of such

Certificate or establish to the reasonable satisfaction of the Surviving Corporation that such Tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.3(b), each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate. No interest will be paid or will accrue on the Merger Consideration payable upon surrender of any Certificate.

(c) Transfer Books; No Further Ownership Rights in Company Stock. At the Effective Time: (i) all shares of Company Capital Stock outstanding immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and all holders of Certificates representing shares of Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company, except the right to receive the Per Share Amount with respect to each share of Company Common Stock evidenced by such Certificate upon surrender thereof in accordance with Section 2.3(b); and (ii) the stock transfer books of the Company shall be closed and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Capital Stock that were outstanding immediately prior to the Effective Time. All cash paid upon the surrender of Certificates in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Capital Stock previously represented by such Certificates. Subject to Section 2.3(e), if, at any time after the Effective Time, Certificates are presented to the Surviving Corporation or the Paying Agent for any reason, they shall be canceled and exchanged as provided in this Article 2.

(d) Lost, Stolen or Destroyed Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay the Per Share Amount to such Person in exchange for each share of Company Common Stock evidenced by such lost, stolen or destroyed Certificate.

(e) Termination of Fund. Any portion of the Payment Fund (including the proceeds of any investments thereof) that remains undistributed to the former holders of the Certificates one year after the Effective Time shall be delivered by the Paying Agent to the Surviving Corporation upon demand. Any former holders of Certificates who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Corporation for payment of the Merger Consideration payable with respect thereto.

(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of Parent, the Surviving Corporation or the Paying Agent shall be liable to any Person for any amount properly paid from the Payment Fund or delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g) Investment of Payment Fund. Parent shall cause the Paying Agent to invest the Payment Fund in a money market fund registered under the Investment Company Act of 1940, the principal of which is invested solely in obligations issued or guaranteed by the United States Government and repurchase agreements in respect of such obligations. Any interest and other income resulting from such investment shall be the property of, and shall be paid promptly to, Parent.

SECTION 2.4 Company Stock Options; ESPP; Warrants.

(a) Prior to the Effective Time, the Company shall use commercially reasonable efforts to cause each option granted pursuant to a Company Stock Plan that is outstanding immediately prior to the Effective Time (whether or not then vested or exercisable) and that represents the right to acquire shares of Company Common Stock (each, an “Option”) to be canceled and terminated and converted at the Effective Time into the right to receive a cash amount equal to the Option Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Option (it being understood that (i) with respect to an Option held by a Person whose employment by the Company or its Subsidiaries was terminated prior to the Effective Time, Option Consideration shall only be paid with respect to the portion of such Option that was vested as of the time such Person’s employment relationship with the Company or its Subsidiaries terminated and (ii) with respect to Options which by the terms of the grant documents relating thereto, specifically provide for less acceleration than is provided for under the terms of the Company Stock Plan pursuant to which such Option was granted, the Option Consideration shall be paid only with respect to the portion of such Option which vests pursuant to the terms of such grant documents). Prior to the Effective Time, the Company shall take all actions necessary to terminate the Company Stock Plans, such termination to be effective at or before the Effective Time. Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the sum of the aggregate Option Consideration for each Option then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Options in accordance with this Section 2.4(a). For purposes of this Agreement, “Option Consideration” means, with respect to any share of Company Common Stock issuable under a particular Option, an amount equal to the excess, if any, of: (1) the Per Share Amount; over (2) the exercise price payable in respect of such share of Company Common Stock issuable under such Option (it being understood that if the exercise price payable in respect of such share of Company Common Stock issuable under such Option exceeds the Per Share Amount, the Option Consideration shall be zero).

(b) The rights of participants in the ESPP with respect to any offering period underway immediately prior to the Effective Time under the ESPP shall be determined by treating the last business day prior to the Effective Time as the last day of such offering period and by making such other pro-rata adjustments as may be necessary to reflect the shortened offering period but otherwise treating such shortened offering period as a fully effective and completed offering period for all purposes under the ESPP. Prior to the Effective Time, the Company shall take all actions (including the termination of the ESPP effective as of the Effective Time and, if appropriate, amending the terms of the ESPP) that are necessary to give effect to the transactions contemplated by this Section 2.4(b).

(c) Each warrant to purchase shares of Company Common Stock that is outstanding as of the Effective Time (a “Warrant”) shall be converted at the Effective Time into the right to receive a cash amount equal to the Warrant Consideration (as hereinafter defined) for each share of Company Common Stock then subject to the Warrant. Prior to the Effective Time, the Company shall deposit in a bank account an amount of cash equal to the sum of the aggregate Warrant Consideration for each Warrant then outstanding (subject to any applicable withholding tax), together with instructions that such cash be promptly distributed following the Effective Time to the holders of such Warrants in accordance with this Section 2.4(a). For purposes of this Agreement, “Warrant Consideration” means, with respect to any share of Company Common Stock issuable under a particular Warrant, an amount equal to the excess, if any, of: (1) the Per Share Amount; over (2) the exercise price payable in respect of such share of Company Common Stock issuable under such Warrant.

(d) The Company and Parent shall take such steps as may be reasonably requested by any party hereto to cause dispositions of Company equity securities, Options, Rights and Stock Awards pursuant to the transactions contemplated by this Agreement by each individual who is a director or officer of the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with that certain No-Action Letter dated January 12, 1999 issued by the Securities and Exchange Commission (the “SEC”) regarding such matters.

(e) As a result of the Merger and without any further action by the Company, all shares of Company Common Stock outstanding immediately prior to the Effective Time that are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any Company Stock Plan, applicable restricted stock purchase agreement or other similar agreement with the Company will fully vest (unless the restricted stock purchase agreement or similar agreement relating thereto specifically provides for less acceleration than is provided for under the terms of the Company Stock Plan pursuant to which such shares were issued, in which case such shares of Company Common Stock shall vest in accordance with the terms of such restricted stock purchase agreement or similar agreement) and will no longer be subject to repurchase or forfeiture if the holder of such shares is, immediately prior to the Effective Time, a (i) current Employee or (ii) current consultant to the Company or any of its Subsidiaries holding shares of Company Common Stock which continue to vest during the period such holder is a consultant.

(f) Each of Parent, Merger Sub and the Company agree that for purposes of the Company Stock Plans, Parent, Merger Sub and the Surviving Corporation have refused to assume the rights outstanding under such plans or substitute similar rights therefor.

SECTION 2.5 Withholding Taxes. Parent, the Surviving Corporation and the Paying Agent shall be entitled to deduct and withhold from the Merger

Consideration otherwise payable to a former holder of shares of Company Capital Stock, Options or Warrants pursuant to this Agreement such amounts as may be required to be deducted or withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or foreign Law. To the extent that amounts are so deducted and withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

SECTION 2.6 Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Capital Stock or securities convertible or exchangeable into or exercisable for shares of Company Capital Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Capital Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Per Share Amount shall be appropriately adjusted to reflect such change.

ARTICLE 3

Representations and Warranties of the Company

Except as set forth in the disclosure schedule (each section of which qualifies the correspondingly numbered section of this Agreement to the extent specified therein and such other representations and warranties to the extent the relevance of a matter in such section of the disclosure schedule to the information called for by such other representation and warranty is reasonably apparent) delivered by the Company to Parent simultaneously with the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as follows:

SECTION 3.1 Organization, Standing and Corporate Power.

(a) The Company and each of its Subsidiaries is a corporation duly organized, validly existing and, in the case of the Company and its U.S. Subsidiaries, in good standing under the Laws of the jurisdiction in which it is incorporated and has all requisite corporate power and authority necessary to own or lease all of its properties and assets and to carry on its business as it is now being conducted. The Company and each of its U.S. Subsidiaries is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. For purposes of this Agreement, the term “Company Material Adverse Effect” shall mean any change, event, occurrence or circumstance which (i) has a material adverse effect on the business, results of operations or financial condition of the Company and its Subsidiaries taken as a whole or (ii) prohibits the Company’s consummation of the Transactions; provided, however, that none of the following shall be deemed either alone or in combination to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (A) any effect, change, event, occurrence or circumstance relating to the U.S. or any foreign economy in general to the extent that such effect, change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole; (B) any effect, change, event, occurrence or circumstance relating to the industries in which the Company operates to the extent that such effect, change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole; (C) any effect, change, event, occurrence or circumstance relating to fluctuations in the value of currencies; (D) any effect, change, event, occurrence or circumstance relating to acts of terrorism, war, national or international calamity or any other similar event to the extent that such effect, change, event, occurrence or circumstance does not have a materially disproportionate effect on the Company and its Subsidiaries taken as a whole; (E) any effect, change, event, occurrence or circumstance to the extent arising out of or resulting from the announcement of this Agreement, the existence of this Agreement or the fact that any of the Transactions may be consummated (including any effect, change, event, occurrence or circumstance resulting from or relating to any litigation, any loss of or delay in placing customer orders, any disruption in supplier, distributor, reseller or similar relationships or any departure or loss of employees, in each case to the extent arising out of or resulting from the announcement of this Agreement, the existence of this Agreement or the fact that any of the Transactions may be consummated); (F) the failure of the Company to meet internal or analysts’ expectations or projections (it being understood, however, that the underlying circumstances giving rise to such failure may be taken into account unless otherwise excluded pursuant to this paragraph); (G) any effect, change, event, occurrence or circumstance resulting from any action taken by the Company or its Subsidiaries with Parent’s consent or from compliance by the Company with the terms of this Agreement; and (H) any effect, change, event, occurrence or circumstance resulting from the failure of the Company or its Subsidiaries to take any action referred to in Section 5.2 due to Parent’s unreasonable withholding of consent or delaying its consent.

(b) Section 3.1(b) of the Company Disclosure Schedule lists all Subsidiaries of the Company, together with the jurisdiction of organization of each such Subsidiary and the holder or holders of the capital stock of each such Subsidiary. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable and are owned directly or indirectly by the Company free and clear of all liens, pledges, charges, mortgages, encumbrances, adverse rights or claims and security interests of any kind or nature whatsoever (except for such transfer restrictions of general applicability as may be provided under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the “blue sky” laws of the various States of the United States) (collectively, “Liens”). Except as set forth in Section 3.1(b) of the Company Disclosure Schedule, the Company does not own, directly or indirectly, any capital stock, voting securities or equity interests in any Person.

(c) The Company has delivered or made available to Parent copies of its certificate of incorporation and bylaws (the “Company Charter Documents”) and copies of the certificates of incorporation and bylaws (or comparable organizational documents) of each of its Subsidiaries (the “Subsidiary Documents”), in each case as amended to the date of this Agreement. All such Company Charter Documents and Subsidiary Documents are in full force and effect and neither the Company nor any of its Subsidiaries is in violation of any of their respective provisions.

SECTION 3.2 Capitalization.

(a) The authorized capital stock of the Company consists of 500,000,000 shares of Company Common Stock and 5,000,000 shares of Company Preferred Stock. At the open of business on February 28, 2005: (i) 13,026,672 shares of Company Common Stock were issued and outstanding (none of which were held by the Company in its treasury); (ii) 8,867,492 shares of Company Common Stock were reserved for issuance under the Blue Martini Software, Inc. 2000 Equity Incentive Plan (of which 2,615,720 shares of Company Common Stock were subject to outstanding options granted thereunder); (iii) 422,622 shares of Company Common Stock were reserved for issuance under the Blue Martini Software, Inc. 2000 Non-Employee Directors’ Stock Option Plan (of which 320,174 shares of Company Common Stock were subject to outstanding options granted thereunder); (iv) 981,067 shares of Company Common Stock were reserved for issuance under the ESPP; (v) warrants to purchase 476,559 shares of Company Common Stock were outstanding; and (vi) no shares of Company Preferred Stock were issued and outstanding. All outstanding shares of Company Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Section 3.2(a) of the Company Disclosure Schedule sets forth a list, as of the open of business on February 28, 2005, of all outstanding options to purchase shares of Company Common Stock granted under the Blue Martini Software, Inc. 2000 Equity Incentive Plan and the Blue Martini Software, Inc. 2000 Non-Employee Directors’ Stock Option Plan, and, for each such option: (A) the number of shares of Company Common Stock subject thereto; (B) the date of grant; (C) the expiration date; (D) the exercise price thereof; (E) the name of the holder thereof; and (F) the number of options that are vested. Except as set forth above in this Section 3.2(a), as of the date of this Agreement, there are not any shares of Company Capital Stock issued and outstanding or any subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance of any shares of Company Capital Stock.

(b) None of the Subsidiaries of the Company is bound by any outstanding subscriptions, options, warrants, calls, convertible or exchangeable securities, rights, commitments or agreements of any character providing for the issuance or disposition of any shares of capital stock, voting securities or equity interests of any Subsidiary. As of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock, voting securities or equity interests (or any options, warrants or other rights to acquire any shares of capital stock, voting securities or equity interests) of the Company or any of its Subsidiaries.

(c) There are no stockholders agreements, voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party relating to voting or disposition of any shares of Company Capital Stock or granting to any person or group of persons the right to elect, or to designate or nominate for election, a director to the board of directors of the Company or any of its Subsidiaries.

SECTION 3.3 Authority; Noncontravention; Voting Requirements.

(a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining the Company Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized and approved by its Board of Directors, and except for obtaining the Company Stockholder Approval for the adoption of this Agreement, no other corporate action on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability: (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other similar laws of general application affecting or relating to the enforcement of creditors’ rights generally; and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (collectively, the “Bankruptcy and Equity Exception”).

(b) The Company’s Board of Directors, at a meeting duly called and held, has: (i) approved and declared advisable this Agreement; and (ii) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation being referred as the “Company Board Recommendation”).

(c) Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will in any material respect: (i) conflict with or violate any provision of the Company Charter Documents or any of the Subsidiary Documents; or (ii) assuming that the authorizations, consents and approvals referred to in Section 3.4 and the Company Stockholder Approval are obtained and the filings referred to in Section 3.4 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (B) violate or constitute a material default (or an event which, with notice or lapse of time, or both, would constitute a material default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien (other than Permitted Liens) upon any of the respective properties, Intellectual Property or other assets of, the Company or any of its Subsidiaries under, any of the terms, conditions or provisions of any loan or credit agreement, debenture, note, bond, mortgage, indenture, deed of trust, license, lease, contract or other agreement, instrument or obligation, whether written or oral, so long as it is enforceable against the Company or its Subsidiaries (each, a “Contract”) or Permit applicable to the business of the Company and its Subsidiaries or their respective properties or assets.

(d) Assuming the accuracy of the representations made in Section 4.8, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock at the Company Stockholders Meeting or any adjournment or postponement thereof in favor of the adoption of this Agreement (the “Company Stockholder Approval”) is the only vote or approval of the holders of any class or series of capital stock of the Company or any of its Subsidiaries which is necessary to adopt this Agreement and approve the Transactions.

SECTION 3.4 Governmental Approvals. Except for: (a) the filing with the SEC of a proxy statement relating to the Company Stockholders Meeting (as amended or supplemented from time to time, the “Proxy Statement”), and other filings required under, and compliance with other applicable requirements of, the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), and the rules of The Nasdaq Stock Market; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; (c) filings required under, and compliance with other applicable requirements of, the HSR Act; and (d) filings required under, and compliance with other applicable requirements of, non-U.S. Laws intended to prohibit, restrict or regulate actions or transactions having the purpose or effect of monopolization, restraint of trade, harm to competition or effectuating foreign investment (collectively, “Foreign Antitrust Laws”), no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect or to have a material adverse effect on the Company’s ability to consummate the Transactions.

SECTION 3.5 Company SEC Documents; Undisclosed Liabilities.

(a) The Company has filed and furnished all required reports, schedules, forms, prospectuses and registration, proxy and other statements required to be filed or furnished by it with or to the SEC (collectively, and in each case including all exhibits and schedules thereto and documents incorporated by reference therein, the “Company SEC Documents”). None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to the Exchange Act. As of their respective effective dates (in the case of Company SEC Documents that are registration statements filed pursuant to the requirements of the Securities Act) and as of the respective dates of the last amendment filed with the SEC (in the case of all other Company SEC Documents), the Company SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder, each as in effect on the applicable date referred to above, applicable to such Company SEC Documents, and none of the Company SEC Documents as of such respective dates contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of the date of this Agreement, there are no material unresolved comments issued by the staff of the SEC with respect to any of the Company SEC Documents.

(b) Each of the consolidated financial statements of the Company included in the Company SEC Documents complied in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited quarterly statements, as indicated in the notes thereto) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited quarterly statements, to normal year-end audit adjustments, none of which has been or will be, individually or in the aggregate, material to the Company and its Subsidiaries, taken as a whole).

(c) The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is accumulated and communicated to the Company’s principal executive officer and its principal financial officer to allow timely decisions regarding required disclosure; and, except as may be disclosed in reports filed by the Company with the SEC after the date of this Agreement in accordance with applicable SEC requirements, such disclosure controls and procedures are, to the Knowledge of the Company, effective to ensure that information required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in Securities and Exchange Commission rules and forms. With respect to each Annual Report on Form 10-K, each Quarterly Report on Form 10-Q and each amendment of any such report included in the Company SEC Documents, the principal executive officer and the principal financial officer of Company have made all certifications required by the Sarbanes-Oxley Act of 2002 and any related rules and regulations promulgated by the SEC.

(d) Neither the Company nor any of its Subsidiaries nor, to the Knowledge of the Company, any director, officer, agent, employee or other Person acting on behalf of the Company or any of its Subsidiaries, has: (i) used any corporate or other funds for unlawful contributions, payments or gifts, or made any unlawful expenditures relating to political activity to government officials or others or established or maintained any unlawful or unrecorded funds, in any case in violation of Section 30A of the Exchange Act; or (ii) accepted or received any unlawful contributions, payments, gifts or expenditures. Except as set forth in the Company SEC Documents filed by the Company and publicly available prior to the date of this Agreement (the “Filed Company SEC

Documents”), between April 29, 2004, the date on which the Company’s most recent proxy statement was filed with the SEC, and the date of this Agreement, no event has occurred that would be required to be reported as a “Certain Relationship or Related Transaction” pursuant to Item 404 of Regulation S-K promulgated by the SEC.

(e) Neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except liabilities or obligations: (i) as and to the extent set forth on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004 (the “Balance Sheet Date”) (including the notes thereto) included in the Filed Company SEC Documents); (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect; (iii) for performance under Contracts in accordance with their respective terms and conditions; and (iv) under this Agreement.

SECTION 3.6 Absence of Certain Changes or Events. Between the Balance Sheet Date and the date of this Agreement, there were no changes, events, occurrences or circumstances that, individually or in the aggregate, had or would reasonably be expected to have a Company Material Adverse Effect. Except as disclosed in the Filed Company SEC Documents, between the Balance Sheet Date and the date of this Agreement, the Company and its Subsidiaries carried on and operated their respective businesses in all material respects in the ordinary course of business consistent with past practice and there was not:

(a) any material change in any method of accounting or accounting practice by the Company or any of its Subsidiaries, other than as required by the rules and regulations of the SEC or by GAAP;

(b) any declaration, setting aside or payment of any dividend (whether in cash, stock or other property) or other distribution in respect of the Company’s securities or any redemption, purchase or other acquisition of any of the Company’s securities (other than upon exercise of rights to repurchase shares of Company Common Stock);

(c) any issuance or the authorization of any issuance of any securities in respect of, in lieu of or in substitution for shares of the Company Capital Stock;

(d) any amendment of any material term of any outstanding security of the Company or any of its Subsidiaries;

(e) any issuance by the Company or any of its Subsidiaries of any notes, bonds or other debt securities or any capital stock or other equity securities or any securities convertible, exchangeable or exercisable into any capital stock or other equity securities, except for (i) the granting of Options, Rights and other Stock Awards under the Company Stock Plans and (ii) the issuance of any Company Common Stock pursuant to the exercise of Options, Rights and other Stock Awards;

(f) any incurrence, assumption or guarantee by the Company or any of its Subsidiaries of any indebtedness for borrowed money;

(g) any creation or assumption by the Company or any of its Subsidiaries of any Lien on any material assets other than Permitted Liens;

(h) any making of any loan, advance or capital contributions to or investment in any entity or person by the Company or any of its Subsidiaries, other than loans, advances or capital contributions to or investments in wholly owned subsidiaries and advances to employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice;

(i) any entry by the Company or any of its Subsidiaries into any Contract related to the acquisition or disposition of any business or any material assets (other than assets acquired in the ordinary course of business);

(j) any material increase in the benefits under, or the establishment, material amendment or termination of, any Company Plan, or any material increase in the compensation payable or to become payable to or any other material change in the employment terms for any directors or officers of the Company or any of its Subsidiaries or any other employee of the Company or any of its Subsidiaries earning noncontingent cash compensation in excess of $100,000 per year;

(k) any entry by the Company or any of its Subsidiaries into any employment, consulting, severance, termination, change-of-control or indemnification agreement with any director or officer of the Company or any of its Subsidiaries or entry into any such agreement with any person for a noncontingent cash amount in excess of $100,000 per year; or

(l) any authorization of, or agreement by the Company or any of its Subsidiaries to take, any of the actions described in this Section 3.6, except as expressly contemplated by this Agreement.

SECTION 3.7 Legal Proceedings. Other than any legal, administrative, arbitral or other proceedings related to patent prosecutions by the Company and its Subsidiaries in the ordinary course of business, there is no pending or, to the Knowledge of the Company, threatened in writing, legal, administrative, arbitral or other proceeding against, or, to the Knowledge of the Company, governmental or regulatory investigation of, the Company or any of its Subsidiaries, nor is there any injunction, order, judgment, ruling or decree imposed (or, to the Knowledge of the Company, threatened in writing to be imposed) upon the Company, any of its Subsidiaries or the assets of the Company or any of its Subsidiaries (including their respective rights in any Intellectual Property) by or before any Governmental Authority, which would reasonably be expected to result in damages to the Company or its Subsidiaries in excess of $200,000 in any individual case or $800,000 in the aggregate.

SECTION 3.8 Compliance With Laws; Permits.

(a) The Company and its Subsidiaries are and have been in compliance in all material respects with all laws (including common law), statutes, ordinances, codes, rules, regulations, decrees and orders of Governmental Authorities (collectively, “Laws”) applicable to the Company or any of its Subsidiaries, any of their properties or other assets or any of their businesses or operations. Neither the Company nor any of its Subsidiaries has received written notice (which, in the case of any such notice received prior to January 1, 2003, remains unresolved) to the effect that a Governmental Authority claimed or alleged that the Company or any of its Subsidiaries was not in compliance in a material respect with any Law applicable to the Company or any of its Subsidiaries, any of their material properties or other assets or any of their businesses or operations.

(b) The Company and each of its Subsidiaries holds all material licenses, franchises, permits, certificates, approvals and authorizations from Governmental Authorities, or required by Governmental Authorities to be obtained, in each case necessary for the conduct of their respective businesses (collectively, “Permits”). The Company and each of its Subsidiaries is in compliance in all material respects with the terms of all Permits, each Permit is in full force and effect and no violation, suspension or cancellation of such Permit is pending or, to the Knowledge of the Company, threatened. Neither the Company nor any of its Subsidiaries has received written notice (which, in the case of any such notice received prior to January 1, 2003, remains unresolved) to the effect that a Governmental Authority was considering the amendment, termination, revocation or cancellation of any Permit. None of the Permits will be terminated or impaired or become terminable, in whole or in part, as a result of the consummation of the Merger, other than as may result from the fact that Parent and Merger Sub are the other parties to the Merger.

SECTION 3.9 Information in Proxy Statement. The Proxy Statement and any other document filed with the SEC by the Company in connection with the Merger (taking into account any amendment thereof or supplement thereto), at the date first mailed to the stockholders of the Company, at the time of the Company Stockholders Meeting and at the time filed with the SEC, as the case may be, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, and the Proxy Statement and such other documents filed with the SEC by the Company will comply in all material respects with the provisions of the Exchange Act; provided, however, that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or Merger Sub for inclusion in such documents.

SECTION 3.10 Tax Matters.

(a) The Company and each of its Subsidiaries has timely filed, or has caused to be timely filed on its behalf (taking into account any extension of time within which to file), all Tax Returns required to be filed by it for which the last day for timely filing has past, and all such Tax Returns and elections are accurate and complete in all material respects. All Taxes required to be paid by the Company and each of its Subsidiaries have been timely paid. The Company has never received a written claim from any Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or any of its Subsidiaries is or may be subject to taxation by that jurisdiction.

(b) The Company and each of its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with any amounts paid to any employee, independent contractor, creditor, stockholder, or other third party.

(c) The most recent financial statements contained in the Filed Company SEC Documents reflect an adequate reserve for all Taxes payable by the Company and its Subsidiaries for all taxable periods and portion thereof through the date of such financial statements. No deficiency with respect to Taxes has been asserted or assessed against the Company or any of its Subsidiaries.

(d) Neither the Company nor any of its Subsidiaries has constituted, or has intended or purported to constitute, either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying, or intended or purported to qualify, for tax-free treatment under Section 355 of the Code since January 1, 2002.

(e) To the Knowledge of the Company, no audit or other administrative or court proceedings is pending with or is being conducted by any Governmental Authority with respect to Taxes of the Company or any of its Subsidiaries and no written notice thereof has been received and is outstanding.

(f) Neither the Company nor any of its Subsidiaries is a party to any contract, agreement, plan or other arrangement that, individually or collectively, would give rise to the payment of any amount which would not be deductible by reason of Section 280G of the Code or would give rise to an excise Tax pursuant to Section 4999 of the Code.

(g) The Company has made available to Parent copies of: (i) all income and franchise Tax Returns filed by the Company and its Subsidiaries since January 1, 2002; and (ii) any audit report issued since January 1, 2002 (or otherwise with respect to any audit or proceeding in progress) relating to income and franchise Taxes of the Company or any of its Subsidiaries.

(h) Neither the Company nor any of its Subsidiaries is a party to or is bound by any Tax allocation or sharing agreement. Neither the Company nor any of its subsidiaries has been a member of an Affiliated Group filing a consolidated federal income Tax return (other than a group the common parent of which is the Company) or (B) has an liability for the Taxes of any other Person (other than the Company or any of its Subsidiaries) under Treasury Regulation §1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

(i) Neither the Company nor any Subsidiary will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of (A) a change in method of accounting for a taxable period ending on or prior to the Closing Date, (B) any “closing agreement,” as described in Section 7121 of the Code (or any corresponding provision of state, local or foreign income Tax law), (C) any installment sale or open transaction disposition made on or prior to the Closing Date, or (D) any prepaid amount received on or prior to the Closing Date.

(j) The Company is not and has not been at any time during the 5-year period ending on the Closing Date a “United States real property holding corporation” within the meaning of Section 897 of the Code.

(k) For purposes of this Agreement: (i) “Affiliated Group” shall mean an affiliated group as defined in Code §1504 (or any similar combined, consolidated or unitary group defined under state, local or foreign Income Tax law), (ii) “Taxes” shall mean: (A) all federal, state, local or foreign taxes, charges, fees, imposts, levies or other assessments; and (B) all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with any item described in clause “(A)” of this sentence; and (iii) “Tax Returns” shall mean any return, report, claim for refund, estimate, information return or statement, tax election or other similar document relating to, filed, or required to be filed with any Governmental Authority with respect to Taxes.

SECTION 3.11 Employee Benefits and Labor Matters.

(a) Section 3.11(a) of the Company Disclosure Schedule sets forth a list, separately with respect to each country in which the Company or any of its Subsidiaries has employees, of all Company Plans (as defined below). “Company Plans” shall mean the following as of the date of this Agreement: (i) all “employee benefit plans” (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)); and (ii) all other employee benefit plans, programs, policies, agreements or arrangements, that in the case of either clause “(i)” or clause “(ii)” of this sentence: (A) providing for bonus or other incentive compensation, equity or equity-based compensation, retirement benefit, deferred compensation, change in control rights or benefits, termination or severance benefits, stock purchase, sick leave, vacation pay, salary continuation, hospitalization, medical insurance, life insurance, fringe benefits or other compensation; and (B) to which the Company or any of its Subsidiaries or any of its ERISA Affiliates maintains, contributes to or has any obligation or liability (contingent or otherwise) thereunder for current or former directors, officers or employees of the Company or any of its Subsidiaries (the “Employees”) or to which the Company or any of its Subsidiaries has any obligation or liability (contingent or otherwise); provided, however, that neither a Governmental Program nor any plan, agreement or arrangement providing for “at will” employment which can be terminated without liability in excess of $50,000 shall constitute a Company Plan. “Governmental Program” shall mean a plan, program or other arrangement to which the Company or its Subsidiaries is required to contribute by applicable Law; for clarity and not by way of limitation, payments by the Company pursuant to The Federal Insurance Contributions

Act are payments to a Governmental Program. As of the date of this Agreement no Company Plan which is subject to ERISA is a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”), or is or has been subject to Sections 4063 or 4064 of ERISA.

(b) True, current and complete copies of the following documents, with respect to each of the Company Plans, have been delivered or made available to Parent by the Company, to the extent applicable: (i) any plans (including all amendments thereto) and any related trust documents, insurance contracts or other funding arrangements (including amendments thereto); (ii) the most recent Forms 5500 and all schedules thereto and the most recent actuarial report, if any; (iii) the most recent IRS determination letter; and (iv) summary plan descriptions.

(c) The Company Plans are being and have been maintained, funded and administered in all material respects, in accordance with their terms and with all applicable provisions of ERISA, the Code and other applicable Laws.

(d) Each Company Plan that is intended to meet the requirements for country specific tax-favored treatment under Subchapter B of Chapter 1 of Subtitle A of the Code (in the case of tax-favored treatment for US federal income tax purposes) or other applicable Laws (other than the Laws of the United States or jurisdictions located within the United States and its territories) meets such requirements, including: (i) any Company Plans intended to qualify under Section 401 of the Code are so qualified; and (ii) any trusts intended to be exempt from federal income taxation under Section 501 of the Code are so exempt. Nothing has occurred or is reasonably expected to occur with respect to the operation of the Company Plans that, notwithstanding the taking of corrective action by the Company, would reasonably be expected to cause the loss of such tax favored treatment, qualification or exemption, or the imposition of any liability, penalty or tax under ERISA, the Code or other applicable Law.

(e) Neither the Company, nor any of its Subsidiaries nor any other Person who is treated as a single employer together with the Company or any of its Subsidiaries pursuant to Section 414(b), (c), (m) (o) of ERISA (all of the foregoing, “ERISA Affiliates”) maintains, sponsors, contributes to, has any obligation to contribute to, or has any liability or potential liability under or with respect to (i) any “defined benefit plan” as defined in Section 3(35) of ERISA or any other plan subject to the funding requirements of Section 412 of the Code or Section 302 of Title IV of ERISA, or (ii) any Multiemployer Plan. Neither the Company nor any Subsidiaries nor any of their ERISA Affiliates have any liability or potential liability to the Pension Benefit Guaranty Corporation or otherwise under Title IV of ERISA.

(f) With respect to each Company Plan, all contributions (including all employer contributions and employee salary reduction contributions) that are due have been made within the time periods prescribed by ERISA and the Code, and all contributions for any period ending on or before the Closing Date that are not yet due have been made or properly accrued. All premiums or other payments for all periods ending on or prior to the Closing Date have been paid or properly accrued with respect to each Company Plan that is an employee welfare benefit plan (as defined in Section 3(1) of ERISA). As of the date of this Agreement, none of the Company Plans has any material unfunded liabilities that are not accurately reflected on the latest balance sheet included in the Filed Company SEC Documents.

(g) Neither the Company nor any of its Subsidiaries or ERISA Affiliates, or any organization to which the Company is a successor or parent corporation within the meaning of Section 4069(b) of ERISA, has engaged in any transaction within the meaning of Section 4069 or 4212(c) of ERISA as to which the Company or any of its Subsidiaries has any obligation or liability, contingent or otherwise.

(h) None of the Company Plans provide for post-employment life or health insurance, or other welfare benefits coverage for any participant or any beneficiary of a participant, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or other applicable Laws. Each of the Company and any ERISA Affiliate which maintains a “group health plan” within the meaning Section 5000(b)(1) of the Code has complied with the requirements of Section 4980B of the Code, COBRA, Part 6 of Subtitle B of Title I of ERISA and any similar statute.

(i) Except as provided in any Company Stock Plan or in any employment agreement disclosed in the Company Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the Transactions will: (i) result in any payment becoming due to any Employee; (ii) increase any benefits otherwise payable under any Company Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any such plan.

(j) No stock or other security issued by the Company or any of its Subsidiaries forms a material part of the assets of any Company Plan. For purposes of this Section 3.11(j), a Company Stock Plan shall not be deemed to be a Company Plan.

(k) None of the current Employees is represented in his or her capacity as an employee of the Company or any of its Subsidiaries by any labor organization or works council or similar representative. Neither the Company nor any of its Subsidiaries has recognized any labor organization, nor has any labor organization been elected as the collective bargaining agent of any Employees, nor is the Company or any of its Subsidiaries a party to any collective bargaining agreement or union contract recognizing any labor organization as the bargaining agent of any Employees. There is no union organization activity involving any of the Employees, pending or, to the Knowledge of the Company, threatened in writing. There is no picketing, pending or, to the Knowledge of the Company, threatened in writing, and there are no strikes, slowdowns, work stoppages, lockouts, arbitrations or other similar labor disputes involving any of the Employees pending or, to the Knowledge of the Company, threatened in writing. There has been no “mass layoff” or “plant closing” (as defined by the Worker Adjustment and Retraining Notification Act and any similar state or local “mass layoff” or “plant closing” law) with respect to the Company or any of its Subsidiaries since January 1, 2003. To the Knowledge of the Company, there is no unfair labor practice charge or other complaint pending or threatened in writing against the Company or any of its Subsidiaries before the National Labor Relations Board or the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices. To the Knowledge of the Company, as of the date hereof, no executive officer or other key employee of the Company or any of its Subsidiaries is a party to or bound by any noncompetition, employment or consulting agreement that would reasonably be expected to have an adverse effect on the performance by such executive officer or key employee of any of his duties or responsibilities as an executive officer or key employee of the Company or such Subsidiary, as applicable.

SECTION 3.12 Environmental Matters.

(a) The Company and each of its Subsidiaries has complied and is in compliance in all material respects with all applicable Environmental Laws. Neither the Company nor any of its Subsidiaries has received any notice of any obligation, liability, order, settlement, judgment, injunction or decree relating to or arising under Environmental Laws. To the Knowledge of the Company, no facts, circumstances or conditions exist with respect to the Company or any of its Subsidiaries that would, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities to the Company or its Subsidiaries in excess of $500,000.

(b) The Company has made available to Parent copies of all environmentally related audits, studies, reports, analyses and results of investigations that are in the Company’s or any of its Subsidiaries’ possession or under its or their reasonable control with respect to currently or previously owned, leased or operated properties of the Company or any of its Subsidiaries.

(c) Except to the extent the following would not, individually or in the aggregate, reasonably be expected to give rise to Environmental Liabilities in excess of $500,000, to the Knowledge of the Company, there is not now, nor has there been in the past, on, in or under any real property currently or previously owned, leased or operated by the Company or any of its Subsidiaries or its or their predecessors: (i) any underground storage tanks, above-ground storage tanks, dikes or impoundments; (ii) any asbestos-containing materials; (iii) any polychlorinated biphenyls; (iv) any radioactive substances; or (v) any other substance that would give rise to any liabilities or investigative, corrective or remedial obligations pursuant to any Environmental Laws.

(d) For purposes of this Agreement:

(i) “Environmental Laws” means all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Materials, or to human health and safety, including the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. App. § 1801 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Toxic

Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.), and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), as each has been amended and the regulations promulgated pursuant thereto and all analogous state, local or foreign laws and regulations.

(ii) “Environmental Liabilities” means, with respect to any Person, all liabilities, obligations, responsibilities, remedial actions, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest incurred as a result of any claim or demand by any other Person or arising under any Environmental Law, in any case to the extent based upon or arising under any Environmental Law, environmental Permit or order or agreement with any Governmental Authority or other Person under Environmental Laws.

(iii) “Hazardous Materials” means any material, substance of waste that is regulated, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” “pollutant,” “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, urea formaldehyde insulation, chlorofluorocarbons and all other ozone-depleting substances.

(iv) “Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, disposing or migrating into or through the environment or any natural or man-made structure.

SECTION 3.13 Contracts.

(a) Set forth in Section 3.13(a) of the Company Disclosure Schedule is a list of each of the following Contracts to which the Company or any of its Subsidiaries is a party and under which the Company or any of its Subsidiaries has any rights or obligations as of the date of this Agreement: (i) each Contract that would be required to be filed as an exhibit to a Registration Statement on Form S-1 under the Securities Act or an Annual Report on Form 10-K under the Exchange Act if such registration statement or report was filed by the Company with the SEC on the date of this Agreement; (ii) each Contract that limits, curtails or restricts in any material respect the ability of the Company or any of its Subsidiaries to compete in any geographic area or line of business or that contains any “most favored nation” provisions granted by the Company or any of its Subsidiaries; (iii) each joint venture or other similar agreement or other Contract involving the purchase or disposition of any business or any material assets; (iv) each indemnification, employment or other Contract with any director, officer or other Affiliate of the Company or its Subsidiaries; (v) each loan or credit agreement, mortgage, indenture, note or other Contract or instrument evidencing indebtedness for borrowed money by the Company or any of its Subsidiaries or any Contract or instrument pursuant to which indebtedness for borrowed money is guaranteed by the Company or any of its

Subsidiaries or any Contract relating to the mortgaging, pledging or otherwise placing a Lien on any material asset or material group of assets of the Company or any of its Subsidiaries; (vi) each Contract under which the Company or any of its Subsidiaries has advanced or loaned any amount to any third party (excluding, for avoidance of doubt, trade accounts receivable incurred in the ordinary course of business), (vii) each customer or supply Contract (including customer maintenance and hosting Contracts) of the Company or any Subsidiary of the Company that involved payments to or from the Company or any Subsidiary of the Company in fiscal year 2004 in excess of $100,000 or for which payments to or from the Company or any Subsidiary in fiscal year 2005 are reasonably expected to be in excess of $100,000; (viii) each “single source” supply Contract of the Company or any Subsidiary of the Company; (ix) each exclusive sales representative or distribution Contract; (x) each collective bargaining agreement; (xi) each lease or rental Contract involving real property; (xii) each lease or rental Contract involving personal property and payments in excess of $100,000 per year; (xiii) each Contract pursuant to which the Company or any of its Subsidiaries receives consulting services that is not terminable by the Company or such Subsidiary on notice of 60 days or less; (xiv) each warranty agreement with respect to the Company’s or its Subsidiaries’ services or products, other than warranties granted in the ordinary course of business; and (xv) each commitment or agreement to enter into any of the foregoing (each Contract required to be listed on Section 3.13(a) of the Company Disclosure Schedule and each Contract required to be listed on Section 3.16(a) of the Company Disclosure Schedule which, in the case of Section 3.16(a), is material to the business of the Company and its Subsidiaries, taken as a whole, being referred to as a “Material Contract”). The Company has made available to Parent copies of each Material Contract in existence as of the date of this Agreement, together with all amendments and supplements thereto.

(b) Each of the Material Contracts is valid, binding and in full force and effect and is enforceable in accordance with its terms by the Company and its Subsidiaries party thereto, subject to the Bankruptcy and Equity Exception. Neither the Company nor any of its Subsidiaries is in default in any material respect under any Material Contract, nor, to the Knowledge of the Company, does any condition exist that, with notice or lapse of time or both, would constitute a default in any material respect thereunder by the Company or its Subsidiaries party thereto. To the Knowledge of the Company, no other party to any Material Contract is in default in any material respect thereunder, nor does any condition exist that with notice or lapse of time or both would constitute a default in any material respect by any such other party thereunder.

SECTION 3.14 Real Property.

(a) None of the Company or its Subsidiaries own any real property.

(b) Section 3.14(b) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any of its Subsidiaries leases real property to or from any other Person as of the date of this Agreement. All real property leased to the Company or any of its Subsidiaries, including all buildings, structures, fixtures and other improvements leased to the Company or any of its Subsidiaries, are referred to as the “Company Real Property.” The present use and operation of the Company Real Property is authorized by, and is in compliance in all material respects with, all applicable zoning, land use, building, fire, health, labor, safety and other Laws.

SECTION 3.15 Title to Properties. The Company and each of its Subsidiaries: (a) has good title to all properties and other assets which are reflected on the unaudited consolidated balance sheet of the Company and its Subsidiaries as of September 30, 2004 as being owned by the Company or one of its Subsidiaries (or acquired after the Balance Sheet Date) and which are, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole (except properties sold or otherwise disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice and not in violation of this Agreement), free and clear of all Liens except Permitted Liens; and (b) is the lessee or sublessee of all leasehold estates and leasehold interests reflected in the Filed Company SEC Documents (or acquired after the Balance Sheet Date) which are, individually or in the aggregate, material to the business of the Company and its Subsidiaries taken as a whole (other than any such leaseholds whose scheduled terms have expired subsequent to the date of such Filed Company SEC Documents). The Company and each of its Subsidiaries enjoys peaceful and undisturbed possession under all such leases in all material respects.

SECTION 3.16 Intellectual Property.

(a) Section 3.16(a) of the Company Disclosure Schedule sets forth a complete and correct list (as of the date of this Agreement) of all the following Intellectual Property: (i) all Software currently owned, and licensed or sold, by the Company or any of its Subsidiaries (the “Software Products”), listed by product line and the most recently released version level, (ii) all patented and registered Intellectual Property and all applications therefor, (iii) all material unregistered trademarks and service marks, (iv) other than customer contracts and marketing, alliance or partner program agreements entered into in the ordinary course of business, all license agreements to which the Customer or any of its Subsidiaries is a licensor of Intellectual Property, (v) all software license agreements in which the Company or any of its Subsidiaries is a licensee of Software (other than “open-source” software): (a) which the Company or any of its Subsidiaries embeds, integrates, redistributes, resells or otherwise sublicenses with Software Products (“Bundled Software”), or (b) used by the Company to support the development of its Software Products (other than commercially available off-the-shelf Software purchased or licensed for less than a total cost of $25,000) (“Development Software”), (vi) all patent license agreements in which the Company or any of it Subsidiaries is a licensee of any patents or patent applications, (vii) all trademark license agreements in which the Company or any of its Subsidiaries is a licensee of any trademarks or service marks (it being understood that marketing agreements and alliance program agreements, which may contain limited trademark licenses, are not considered trademark license agreements for purposes hereof), (viii) all settlement agreements relating to Intellectual Property entered into by the Company or any of its Subsidiaries, (ix) all standstill and consent agreements entered into by the Company or any of its Subsidiaries relating to trademarks, (x) all standalone intellectual property indemnification agreements entered into by the Company or any of its Subsidiaries, and (xi) all standalone source code escrow agreements entered into by the

Company or any of its Subsidiaries pursuant to which the source code for any of the Software Products has been deposited with a third-party escrow agent by the Company or any of its Subsidiaries. For avoidance of doubt, the Company is not required to list in Section 3.16(a) of the Disclosure Schedule any customer contracts or marketing, alliance or partner program agreements entered into in the ordinary course of business, any confidentiality or nondisclosure agreements, any software license agreements for third-party software that is not Bundled Software or Development Software, or any employee confidentiality and proprietary rights agreements.

(b) The Company and its Subsidiaries are the sole and exclusive owners of (including with respect to Schedules 3.16(a)(i) to 3.16(a)(iv) of the Company Disclosure Schedule), or have a valid right to use, sell or license (including with respect to Schedule 3.16(a)(v-vii)), as the case may be, all Intellectual Property necessary to enable the Company and its Subsidiaries to conduct their business in the manner in which such businesses are currently being conducted (collectively, the “Company Intellectual Property”). The Company Intellectual Property owned by the Company and its Subsidiaries is not subject to any Lien (other than Permitted Liens).

(c) To the Knowledge of the Company, the products and operation of the business of the Company and its Subsidiaries and the use of the Company Intellectual Property in connection therewith do not infringe, misappropriate, constitute an unauthorized use of or otherwise violate any Intellectual Property right of any third party. Since January 1, 2002 the Company and its Subsidiaries have not received any written notices alleging or claiming that the Company and its Subsidiaries are infringing, misappropriating, making unlawful use of or otherwise violating any Intellectual Property from any third party, or any written demands or offers to license patents with regard to which the Company consulted with outside patent counsel.

(d) As of the date of this Agreement, neither the Company nor any of its Subsidiaries has licensed any of the Company Intellectual Property to any Person on an exclusive basis, nor has the Company or any of its Subsidiaries entered into any Contract limiting its ability to exploit fully any of the Company Intellectual Property owned by the Company and its Subsidiaries (excluding Intellectual Property licensed on a nonexclusive basis to customers in the ordinary course of business).

(e) No non-public, proprietary Company Intellectual Property owned by the Company and its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole as currently conducted, has been authorized to be disclosed or, to the Knowledge of the Company, actually disclosed by the Company or any of its Subsidiaries to any employee or third party other than pursuant to a non-disclosure agreement or other confidentiality obligations that protect the proprietary interests of the Company and its Subsidiaries in and to such Company Intellectual Property. The Company and its Subsidiaries have entered into written confidentiality and proprietary rights agreements with all of its past and present employees who made material contributions to the development of the Software Products or other Company Intellectual Property acknowledging the Company or Subsidiary ownership of all Software Products, inventions and other Intellectual Property created or developed by its employees within the scope of their employment. The Company and its Subsidiaries have taken reasonable security measures to protect the confidentiality of confidential Company Intellectual Property owned by the Company and its Subsidiaries. The Company and its Subsidiaries have also taken reasonable security measures to protect the confidentiality of, and have not disclosed or authorized the disclosure of, any confidential, proprietary Company Intellectual Property that is not owned by the Company and its Subsidiaries, except for instances in which the failure to take such security measures, or the disclosure of or authorization to disclose such Company Intellectual Property, did not breach any legal duty owed by the Company or any of its Subsidiaries to a third party with respect to such Company Intellectual Property.

(f) To the Knowledge of the Company, all material Intellectual Property owned by the Company or any of its Subsidiaries is valid and enforceable (except with respect to items for which applications are pending). The Company and its Subsidiaries have not engaged in any patent or copyright misuse that would prevent the Company and its Subsidiaries from enforcing their patents or copyrights. No claim by any third party contesting the ownership of any registered Company Intellectual Property owned by the Company and its Subsidiaries or Company Intellectual Property owned by the Company and its Subsidiaries that relates to the Software Products, or the validity or enforceability of any issued patent, registered trademark, or copyright owned by the Company and its Subsidiaries, is currently outstanding or, to the Knowledge of the Company, is threatened in writing. As of the date of this Agreement, no claim by any third party contesting the ownership of any Company Intellectual Property owned by the Company and its Subsidiaries that does not relate to the Software Products, or the validity or enforceability of any pending patent or trademark application of the Company and its Subsidiaries, is currently outstanding or, to the Knowledge of the Company, is threatened in writing.

(g) To the Knowledge of the Company as of the date of this Agreement, no third party is infringing, violating, misusing or misappropriating any material Intellectual Property of the Company or any of its Subsidiaries, and no such claims have been made against a third party by the Company or any of its Subsidiaries since January 1, 2002 (other than claims which have been resolved to the satisfaction of the Company).

(h) The sale or licensing of the Software Products, including without limitation, any Bundled Software, is not governed, in whole or in part, by the terms of the GNU General Public License or any other license requiring the Company to disclose source code which it normally holds in confidence. There are no viruses, worms, or Trojan horses in any of the Software Products (other than any viruses, worms or Trojan horses that may have been introduced to the Software Products after the Software Products were shipped or delivered by the Company or a Subsidiary of the Company). The Company is in possession of the source code (if permitted under an applicable license) and object code for all Bundled Software and Development Software, and all related documentation, necessary for the effective use, maintenance and other exploitation of such Software.

(i) The Software Products and all Development Software owned by the Company or its Subsidiaries were: (i) developed by employees of the Company or any of its Subsidiaries working within the scope of their employment; (ii) developed by officers, directors, agents, consultants, contractors, subcontractors or others who have executed written agreements containing assignment provisions in favor of the Company or a Subsidiary of the Company as assignee that have conveyed to the Company or a Subsidiary of the Company ownership of all of such person’s Intellectual Property rights in the Software Products (other than rights, such as moral rights, that cannot be assigned as a matter of law); or (iii) acquired in connection with acquisitions made by the Company and its Subsidiaries. All material Software Product customizations developed by the Company or its Subsidiaries for its customers are owned by the Company or its Subsidiaries or licensed back to the Company or a Subsidiary of the Company by the customer.

(j) Except for source code escrow provisions and agreements which the Company or its Subsidiaries may have undertaken in the ordinary course of business, the Company and its Subsidiaries have not disclosed any material portion of the source code for any of the Software Products to any third party and to the Knowledge of the Company, no third party has asserted any right to access any source code for any of the Software Products, including pursuant to any release provision of any source code escrow provisions or agreements.

(k) The Company and its Subsidiaries have collected, used, imported, exported and protected all personally identifiable information relating to individuals or customers in accordance with their own privacy policies and in compliance in all material respects with applicable law, including those governing the flow of such information across national borders.

SECTION 3.17 Insurance. Section 3.17 of the Company Disclosure Schedule sets forth a list of all material insurance policies of the Company and its Subsidiaries as of the date of this Agreement (the “Policies”) and a description of the type of insurance covered by the Policies, the dollar limit of the Policies and the annual premiums for the Policies. The Policies are in full force and effect. Neither the Company nor any of its Subsidiaries is in material breach or default, and neither the Company nor any of its Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a breach or default, or permit termination or modification of any of the Policies. No notice of cancellation or termination has been received by the Company with respect to any such Policy (except with respect to Policies that have been replaced with similar policies). Neither the Company nor any of its Subsidiaries maintains any material self-insurance or co-insurance programs. Neither the Company nor any of its Subsidiaries has any disputed claim or claims with any insurance provider relating to any claims for insurance coverage under any of the Policies.

SECTION 3.18 Opinion of Financial Advisor. Credit Suisse First Boston LLC (“CSFB”) has delivered its opinion to the effect that subject to the various assumptions and qualifications set forth therein, the Per Share Amount is fair from a financial point of view to the stockholders of the Company (the “Fairness Opinion”), other than affiliates of the Company.

SECTION 3.19 Brokers and Other Advisors. Except for CSFB, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission, or the reimbursement of expenses, in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. The Company has delivered or made available to Parent a copy of the Company’s engagement letter with CSFB, which letter describe all fees payable to CSFB in connection with the Transactions, all agreements under which any such fees or any expenses are payable and all indemnification and other agreements related to the engagement of CSFB by the Company.

SECTION 3.20 State Takeover Statutes. No “fair price,” “moratorium,” “control share acquisition,” “business combination” or other similar antitakeover statute or regulation enacted under state or federal laws in the United States (with the exception of Section 203 of the DGCL (“Section 203“)) applicable to the Company is applicable to the Merger or the other Transactions. Assuming the accuracy of the representations made in Section 4.8, the action of the Board of Directors of the Company in approving this Agreement (and the Transactions) and the voting agreements referred to above (and the transactions contemplated thereby) is sufficient to render inapplicable to this Agreement (and the Transactions) and the voting agreements referred to above (and the transactions contemplated thereby) the restrictions on “business combinations” (as defined in Section 203) as set forth in Section 203.

SECTION 3.21 Related Party Transactions. To the Company’s Knowledge as of the date of this Agreement, between the date of the Company’s last proxy statement filed with the SEC and the date of this Agreement, no event occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

SECTION 3.22 Change of Control. Section 3.22 of the Company Disclosure Schedule sets forth the amount of any compensation or remuneration which is or may become payable to any employee of the Company or any of its Subsidiaries by the Company or any of its Subsidiaries pursuant to any agreement or plan by reason, in whole or in part, of the execution and delivery of this Agreement or the consummation of the Transactions, other than solely as a stockholder of the Company or as a holder of Options, Rights or Stock Awards.

ARTICLE 4

Representations and Warranties of Parent and Merger Sub

Parent and Merger Sub jointly and severally represent and warrant to the Company as follows:

SECTION 4.1 Organization, Standing and Corporate Power. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated.

SECTION 4.2 Authority; Noncontravention.

(a) Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement and to perform their respective obligations hereunder and to consummate the Transactions. The execution, delivery and performance by Parent and Merger Sub of this Agreement, and the consummation by Parent and Merger Sub of the Transactions, have been duly authorized and approved by their respective Boards of Directors (and promptly following the execution hereof will be adopted by Parent as the sole stockholder of Merger Sub) and no other corporate action on the part of Parent and Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by them of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will: (i) conflict with or violate any provision of the certificate of incorporation or bylaws of Parent or Merger Sub; or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.3 are obtained and the filings referred to in Section 4.3 are made: (A) violate any Law, judgment, writ or injunction of any Governmental Authority applicable to Parent or any of its Subsidiaries or any of their respective properties or assets; or (B) violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of, Parent or Merger Sub or any of their respective Subsidiaries under, any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected except, in the case of clause “(ii)” of this sentence, for such violations, conflicts, losses, defaults, terminations, cancellations, accelerations or Liens as, individually or in the aggregate, would not reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions (a “Parent Material Adverse Effect”).

SECTION 4.3 Governmental Approvals. Except for: (a) filings required under, and compliance with applicable requirements of, the Securities Act and the Exchange Act; (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL; and (c) filings required under, and compliance with other applicable requirements of, the HSR Act and Foreign Antitrust Laws, no consents or approvals of, or filings, declarations or registrations with, any Governmental Authority are necessary for the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the Transactions, other than such other consents, approvals, filings, declarations or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 4.4 Information Supplied. The information furnished to the Company by or on behalf of Parent and Merger Sub for inclusion in the Proxy Statement will not, at the time the Proxy Statement is first mailed to the stockholders of the Company and at the time of such Company Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

SECTION 4.5 Ownership and Operations of Merger Sub. Parent owns beneficially and of record all of the outstanding capital stock of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions, has engaged in no other business activities and has conducted its operations only as contemplated hereby.

SECTION 4.6 Financing. Parent will obtain and have at the Effective Time, sufficient cash resources that, together with the cash that Parent may be permitted to cause the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of Section 2.3(a), will enable it to pay the aggregate Merger Consideration pursuant to this Agreement. Parent has provided the Company a copy of the commitment letter from Golden Gate Private Equity, Inc. and the parties named therein addressed to Parent and the Company relating to the financing to be provided in connection with the Transactions (the “Commitment Letter”). The Commitment Letter is in full force and effect.

SECTION 4.7 Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or any of its Subsidiaries.

SECTION 4.8 Ownership of Company Capital Stock. Neither Parent nor Merger Sub “own” (within the meaning of Section 203) or have, within the last three years, “owned” any shares of Company Capital Stock.

ARTICLE 5

Covenants and Agreements

SECTION 5.1 Preparation of the Proxy Statement; Stockholder Meeting.

(a) As promptly as reasonably practicable following the date of this Agreement, the Company shall prepare and file the Proxy Statement with the SEC. The Company shall use commercially reasonable efforts to: (i) respond to any comments on the Proxy Statement or requests for additional information from the SEC with respect thereto as soon as practicable after receipt of any such comments or requests and to have the Proxy Statement cleared by the SEC; and (ii) cause the Proxy Statement to be mailed to the stockholders of the Company as promptly as practicable following clearance by the SEC. The Company shall promptly: (A) notify Parent upon the receipt of any such comments or requests; and (B) provide Parent with copies of correspondence between the Company and its Representatives, on the one hand, and the SEC and its staff, on the other hand, with respect to the Proxy Statement. Prior to responding to such comments or requests or the filing or mailing of the Proxy Statement: (1) the Company shall provide Parent with a reasonable opportunity to review and comment on any drafts of the Proxy Statement and related correspondence and filings; and (2) to the extent practicable, the Company and its outside counsel shall permit Parent and its outside counsel to participate in communications with the SEC and its staff (including all meetings and telephone conferences) relating to the Proxy Statement, this Agreement or any of the Transactions. Subject to Section 5.3(c), the Proxy Statement shall include the Company Board Recommendation and a copy of the written opinion of CSFB referred to in Section 3.18. If at any time prior to the Company Stockholders Meeting any event shall occur, or fact or information shall be discovered by the Company, that is required to be set forth in an amendment of or a supplement to the Proxy Statement, the Company shall, in accordance with the procedures set forth in this Section 5.1(a), prepare and file with the SEC such amendment or supplement as soon thereafter as is reasonably practicable and cause such amendment or supplement to be distributed to the stockholders of the Company if and to the extent required by applicable Law. Parent agrees to furnish to the Company all information concerning Parent and its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

(b) The Company shall, as soon as practicable following the clearance of the Proxy Statement by the SEC, establish a record date for, duly call, give notice of, convene and hold a meeting of its stockholders (the “Company Stockholders Meeting”) to obtain the Company Stockholder Approval. Subject to Section 5.3(c), the Company shall, through its Board of Directors, make the Company Board Recommendation and, unless the board of directors of the Company (or any committee thereof) shall have taken any of the actions referred to in the second sentence of Section 5.3(c), shall use its commercially reasonable efforts to obtain the Company Stockholder Approval.

SECTION 5.2 Conduct of Business of the Company. Except as permitted or contemplated by this Agreement, as set forth on Schedule 5.2 or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, unless Parent otherwise consents in writing (which consent will not be unreasonably withheld or delayed), the Company shall, and shall cause each of its Subsidiaries to: (x) conduct its business in the ordinary course consistent with past practice; (y) use commercially reasonable efforts to comply in all material respects with all applicable Laws and the requirements of all Material Contracts; and (z) use commercially reasonable efforts to: (i) maintain and preserve intact its business organization and the goodwill of those having business relationships with it; and (ii) retain the services of its present officers and key employees. Without limiting the generality of the foregoing, except as expressly permitted or contemplated by this Agreement, as set forth on Schedule 5.2 or as required by applicable Law, during the period from the date of this Agreement until the Effective Time, the Company shall not, and shall not permit any of its Subsidiaries to, unless Parent otherwise consents in writing (which consent will not, solely with respect to clauses “(b),” “(d),” “(e),” “(g),” “(i),” “(j),” “(k)” and “(m)” below and, to the extent relating to the foregoing, clause “(p)” below, be unreasonably withheld or delayed):

(a) (i) authorize for issuance, issue, sell, grant, dispose of, pledge or otherwise encumber any notes, bonds or other debt securities, shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for any shares of its capital stock, voting securities or equity interests, or any rights, warrants, options, calls, commitments or any other agreements of any character to purchase or acquire any shares of its capital stock, voting securities, equity interests or any securities or rights convertible into, exchangeable or exercisable for or evidencing the right to subscribe for, any shares of its capital stock, voting securities or equity interests; provided, however, that the Company may issue shares of Company Common Stock to participants in the ESPP in accordance with the terms thereof, or upon the exercise of options to purchase shares of Company Common Stock, in each case that are outstanding on the date of this Agreement and in accordance with the terms thereof; (ii) redeem, purchase or otherwise acquire any outstanding shares of Company Capital Stock, or any rights, warrants or options to acquire any shares of Company Capital Stock, other than pursuant to any restricted stock purchase agreement or any similar Contract in existence as of the date of this Agreement and disclosed to Parent; (iii) declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any shares of Company Capital Stock or otherwise make any payments to its stockholders in their capacity as such (other than dividends by a direct or indirect wholly owned Subsidiary of the Company to its parent); or (iv) split, combine, subdivide or reclassify any shares of Company Capital Stock;

(b) establish or acquire any Subsidiary;

(c) incur any indebtedness for borrowed money or guarantee any indebtedness, other than borrowings from the Company by a direct or indirect wholly owned Subsidiary of the Company or under the Company’s and its Subsidiaries’ existing credit facilities, in any case in the ordinary course of business consistent with past practice;

(d) sell, transfer, lease, license, mortgage, encumber or subject to any Lien (other than Permitted Liens) or otherwise dispose of (including pursuant to a sale-leaseback transaction or an asset securitization transaction) any of its properties or assets (including securities of Subsidiaries) to any Person, except: (i) licenses granted by the Company in the ordinary course of business to distributors, resellers and customers for customers’ use of the Company’s products and services; (ii) pursuant to Contracts in force at the date of this Agreement and disclosed to Parent; or (iii) dispositions of obsolete assets;

(e) make any capital expenditures, except in the ordinary course of business consistent with past practice and in an amount not in excess of $300,000 in the aggregate for the Company and its Subsidiaries taken as a whole during any three-consecutive month period;

(f) make any acquisition (by purchase of securities or assets, merger, consolidation or otherwise) of any other Person, business or division or make any investment (by contribution to capital, property transfers, purchase of securities or otherwise) in, or loan (other than to its employees for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice) to, or any guarantee for the benefit of, any Person;

(g) make any advance to its employees (other than for reimbursable travel and other business expenses incurred in the ordinary course of business consistent with past practice);

(h) increase in any manner the compensation of any of its directors, officers or employees, enter into any indemnification agreement (other than agreements with persons who become directors and officers of the Company after the date of this Agreement in a form substantially similar to indemnification agreements between the Company and its officers and directors as of the date of the agreement), enter into, establish or amend any employment, consulting, retention, change in control, collective bargaining, bonus or other incentive compensation, profit sharing, health or other welfare, pension, retirement, severance, deferred compensation or other compensation or benefit plan or agreement with, for or in respect of any stockholder, director, officer, other employee or consultant, other than as required pursuant to applicable Law or the terms of agreements in effect as of the date of this Agreement and disclosed in the Company Disclosure Schedule;

(i) hire any employee except for (i) the replacement of any current Employee whose employment with the Company or any of its Subsidiaries is terminated for any reason (with such replacement employee receiving substantially similar or lesser compensation and benefits as such terminated Employee) and (ii) the hiring of a new employee who does not replace any current Employee pursuant to clause “(i)” (A) the sum of whose annual noncontingent cash compensation and annual target commission payments does not exceed $150,000 and (B) whose annual noncontingent cash compensation and annual target commission payments, when aggregated with the annual noncontingent cash compensation and annual target commission payments of all other such new employees, does not exceed $500,000;

(j) enter into, or materially amend, modify or supplement any Material Contract outside the ordinary course of business consistent with past practice (except as may be necessary for the Company to comply with its obligations hereunder) or waive, release, grant, assign or transfer any of its material rights or claims (whether such rights or claims arise under a Material Contract or otherwise) or settle any material litigation or claim made against the Company;

(k) except for customer and reseller contracts entered into in the ordinary course of business, renegotiate or enter into any new license, agreement or arrangement relating to any Intellectual Property sold or licensed by the Company or any of its Subsidiaries;

(l) make or change any material election concerning Taxes or Tax Returns (other than elections made in the ordinary course of business);

(m) make any material changes in financial or tax accounting methods, principles or practices or change an annual accounting period, except insofar as may be required by a change in GAAP or applicable Law;

(n) amend the Company Charter Documents or the Subsidiary Documents;

(o) adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation or other reorganization; or

(p) agree, in writing or otherwise, to take any of the actions described in clauses “(a)” through “(o)” of this sentence.

SECTION 5.3 No Solicitation by the Company; Etc.

(a) The Company shall cause its and its Subsidiaries’ respective directors, officers, financial advisors, attorneys, accountants and agents to (and the Company shall use commercially reasonable efforts to cause its and its Subsidiaries’ employees (other than officers and directors) to) immediately cease any discussions or negotiations with any Person with respect to a Takeover Proposal pending on the date of this Agreement (it being understood that commercially reasonable efforts with respect to the employees (other than officers and directors) of the Company and its Subsidiaries shall mean causing such employees to comply with this sentence promptly after the Company discovers any noncompliance by such employees). The Company shall cause its and its Subsidiaries’ respective directors, officers, financial advisors, attorneys, accountants and agents not to (and the Company shall use commercially reasonable efforts to cause its and its Subsidiaries’ employees (other than officers and directors) not to): (i) solicit, initiate or knowingly encourage the initiation of any proposals that constitute, or that would reasonably be expected to lead to, any Takeover Proposal; (ii)

participate in any discussions with any third party regarding, or furnish to any third party any non-public information with respect to, any Takeover Proposal (it being understood that commercially reasonable efforts with respect to the employees of the Company and its Subsidiaries (other than officers and directors) shall mean causing such employees to comply with this sentence promptly after the Company discovers any noncompliance by such employees); (iii) enter into any agreement, arrangement or understanding with respect to, or otherwise endorse, any Takeover Proposal; or (iv) terminate, amend, modify or waive any material provision of any confidentiality or standstill agreement to which the Company is a party (other than involving Parent or its affiliates); provided, however, that notwithstanding anything to the contrary contained in this Section 5.3 or elsewhere in this Agreement, if the Company receives a bona fide written Takeover Proposal not solicited by the Company in violation of this Section 5.3 that the Board of Directors of the Company (or any committee thereof) determines in good faith is reasonably likely to result in a Superior Proposal and with respect to which the Board of Directors of the Company (or any committee thereof) determines in good faith, after consulting with outside legal counsel, that the failure to take the following action would be inconsistent with its fiduciary duties to the Company’s stockholders, then the Company and its Subsidiaries and their respective directors, officers and Representatives may (but only prior to obtaining the Company Stockholder Approval), in response to such Takeover Proposal: (A) enter into a confidentiality agreement with the Person making such Takeover Proposal; (B) furnish non-public information with respect to the Company and its Subsidiaries to the Person making such Takeover Proposal (and to such Person’s Representatives), but only if: (1) such Person first enters into a confidentiality agreement with the Company; and (2) concurrently with the delivery to such Person, the Company delivers to Parent all such information not previously provided to Parent; and (C) participate in discussions and negotiations with such Person (and with such Person’s Representatives) regarding such Takeover Proposal (and take the actions referred to in clause “(iv)” of this sentence with respect to such Person and such Takeover Proposal in connection with such discussions and negotiations). Solely for purposes of this Section 5.3(a), any action taken by a Person who is not an officer or director of the Company or one of its Subsidiaries shall not be deemed to be an action taken by the Company or any of its Subsidiaries.

(b) In addition to the other obligations of the Company set forth in this Section 5.3, promptly (but in any event within one business day) after any executive officer or director of the Company becomes aware that any proposal has been received by, any information has been requested from or any discussions or negotiations have been sought to be initiated or continued with, the Company in respect of any Takeover Proposal, the Company shall advise Parent of such proposal, request or other contact (including any terms and conditions thereof and the identity of the person making such proposal, request or other contact and shall advise Parent of any amendments to such proposal or amendments proposed by the Person making such Takeover Proposal). Prior to taking any of the actions referred to in the proviso of Section 5.3(a), the Board of Directors of the Company shall notify Parent of any such action it proposes to take with respect to such Takeover Proposal. Without limiting the foregoing, at least two business days prior to withdrawing or modifying the Company Board Recommendation or recommending a Takeover Proposal pursuant to Section 5.3(c), the Board of Directors of the Company shall notify Parent of any such action it proposes to take and, during such two business day period, the Board of Directors of the Company (or any committee thereof) shall negotiate in good faith with Parent with respect to any revised proposal to acquire the Company Common Stock that Parent may make prior to or during such two business day period; provided, however, that if the Board of Directors of the Company (or any committee thereof) determines in good faith after consulting with outside legal counsel, that the failure to make such withdrawal, modification or recommendation within such two business day period would be inconsistent with its fiduciary duties to the Company’s stockholders, then such two business day period shall be such shorter period as the Board of Directors of the Company (or any committee thereof) determines is not inconsistent with its fiduciary duties to the Company’s stockholders (it being agreed and understood that the foregoing proviso shall not apply to or in any way be deemed to shorten the two business day period described in Section 7.1(e)(ii)).

(c) Except as permitted by this Section 5.3(c): (i) the Board of Directors of the Company shall not withdraw or modify, or propose publicly to withdraw or modify, in a manner adverse to Parent, the Company Board Recommendation; (ii) neither the Board of Directors of the Company nor any committee thereof shall approve or recommend, or propose publicly to approve or recommend, any Takeover Proposal; and (iii) neither the Board of Directors of the Company nor any committee thereof shall authorize or cause the Company or any of its Subsidiaries to enter into any letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement related to any Takeover Proposal (other than a confidentiality agreement pursuant to Section 5.3(a)). Notwithstanding the foregoing or any other provision of this Agreement: (A) the Board of Directors of the Company may withdraw or modify the Company Board Recommendation, any committee of the Board of Directors of the Company may withdraw or modify its recommendation with respect to the Merger and the Board of Directors of the Company (or any committee thereof) may recommend a Takeover Proposal, if the Board of Directors of the Company (or such committee) determines in good faith after consulting with outside legal counsel, that the failure to make such withdrawal, modification or recommendation would be inconsistent with its fiduciary duties to the Company’s stockholders; and (B) the Board of Directors of the Company (or any committee thereof) may, contemporaneously with the termination of this Agreement pursuant to Section 7.1(e)(ii), cause the Company to enter into a letter of intent, agreement in principle, memorandum of understanding, merger, acquisition, purchase or joint venture agreement or other agreement related to any Takeover Proposal.

(d) Nothing in this Section 5.3 shall prohibit the Board of Directors of the Company (or any committee thereof) from taking and disclosing to the Company’s stockholders a position contemplated by Rules 14d-9 and 14e-2(a) or Item 1012(a) of Regulation M-A promulgated under the Exchange Act.

SECTION 5.4 Further Action; Efforts.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall, and shall cause their respective Subsidiaries to, use commercially reasonable efforts to take, or cause to be taken, all actions necessary, proper and advisable under applicable Laws to consummate the Transactions as promptly as practicable. In furtherance and not in limitation of the foregoing, each party hereto shall: (i) make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as practicable and supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act; (ii) make any additional filings required by any applicable Competition Law and take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods under the HSR Act or other Competition Laws, and comply with applicable Foreign Antitrust Laws, as promptly as practicable; and (iii) subject to applicable Laws relating to access to and the exchange of information, use commercially reasonable efforts to: (A) cooperate with each other in connection with any filing or submission and in connection with any investigation or other inquiry under or relating to any Competition Law; (B) keep the other parties informed of any communication received by such party from, or given by such party to, the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority and of any communication received or given in connection with any legal, administrative, arbitral or other proceeding by a private party, in each case regarding any of the Transactions; and (C) permit the other parties hereto to review in advance any communication intended to be given by it to, and consult with the other parties in advance of any meeting or conference with, the FTC, the DOJ or any such other Governmental Authority, and to the extent permitted by the FTC, the DOJ or such other applicable Governmental Authority, give the other parties the opportunity to attend and participate in such meetings and conferences.

(b) In furtherance and not in limitation of the covenants of the parties contained in Section 5.4(a), in the event that any legal, administrative, arbitral or other proceeding is instituted (or threatened to be instituted) by a Governmental Authority or private party challenging any of the Transactions or in the event that any Governmental Authority shall otherwise object to any of the Transactions, each of Parent, Merger Sub and the Company shall cooperate with each other and use its respective reasonable efforts: (i) to vigorously defend, contest and resist any such proceeding; (ii) to have vacated, lifted, reversed or overturned any injunction, order, judgment, ruling or decree, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions; and (iii) to resolve objections.

SECTION 5.5 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter, neither the Company nor Parent shall issue or cause the publication of any press release or other public announcement (to the extent not previously issued or made in accordance with this Agreement) with respect to the Merger, this Agreement or the other Transactions without the prior consent of the other party (which consent shall not be unreasonably withheld or delayed), except: (a) as may be required by Law or by any applicable listing agreement with a national securities exchange or Nasdaq as determined in the good faith judgment of the party proposing to make such release, in which case neither the Company nor Parent shall issue or cause the publication of such press release or other public announcement without prior consultation with the other party, to the extent practicable; and (b) as may be consistent with actions taken by the Company or its Board of Directors (or any committee thereof) pursuant to Section 5.3(c).

SECTION 5.6 Access to Information; Confidentiality. Subject to applicable Laws relating to access to and the exchange of information (and solely to the extent reasonably necessary to consummate the Transactions or plan the post-Closing integration of Parent and the Company): (a) the Company shall, and shall cause each of its Subsidiaries to, afford to Parent and Parent’s Representatives reasonable access during normal business hours and on reasonable advance notice to the Company’s and its Subsidiaries’ properties, books, records and Representatives; and (b) the Company shall furnish (or otherwise make available, including through the SEC EDGAR system) promptly to Parent: (i) a copy of each report, schedule and other document filed, furnished or received by it or any of its Subsidiaries pursuant to the requirements of Federal or state securities Laws; and (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as Parent may reasonably request for the purposes referred to above. Except for disclosures permitted by the terms of the letter agreement, dated as of February 9, 2005, between Parent and the Company (as it may be amended from time to time, the “Non-Disclosure Agreement”), Parent shall hold information received from the Company pursuant to this Section 5.6 in confidence in accordance with the terms of the Non-Disclosure Agreement. No investigation, or information received, pursuant to this Section 5.6 will affect or modify any of the representations and warranties of the Company.

SECTION 5.7 Notification of Certain Matters. The Company shall use reasonable efforts to give prompt notice to Parent, and Parent shall use reasonable efforts to give prompt notice to the Company, of: (a) any notice or other communication received by such party from any Governmental Authority in connection with the Transactions, if the subject matter of such communication would reasonably be expected to be material to the Company, the Surviving Corporation or Parent; (b) any investigation or legal, administrative, arbitral or other proceeding relating to the Transactions, to such party’s Knowledge, commenced or threatened against such party or any of its Subsidiaries; (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would cause or would reasonably be expected to cause any representation or warranty made by such party contained in this Agreement: (i) that is qualified as to materiality or Material Adverse Effect to be untrue; and (ii) that is not so qualified to be untrue in any material respect; and (d) any material failure of such party to comply with or satisfy any covenant or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not (nor shall any information provided pursuant to Section 5.6)): (A) be considered in determining whether any representation or warranty is true for purposes of Article 6 or Article 7; (B) cure any breach or non-compliance with any other provision of this Agreement; or (C) limit the remedies available to the party receiving such notice; provided, further, that the failure to deliver any notice pursuant to this Section 5.7 shall not be considered in determining whether the condition set forth in Section 6.2(b) or Section 6.3(b) has been satisfied or the related termination right in Article 7 is available.

SECTION 5.8 Indemnification and Insurance.

(a) From and after the Effective Time, the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) indemnify, defend and hold harmless, and advance expenses to, the individuals who at or prior to the Effective Time were directors or officers of the Company or any of its Subsidiaries (collectively, the “Indemnitees”) with respect to all acts or omissions by them in their capacities as such at any time prior to the Effective Time, to the fullest extent required by: (i) the Company Charter Documents as in effect on the date of this Agreement; and (ii) any applicable contract as in effect on the date of this Agreement which is disclosed to Parent.

(b) Without limiting the provisions of Section 5.8(a), during the period commencing with the Closing and ending on the sixth anniversary of the Effective Time, Parent shall: (i) indemnify and hold harmless each Indemnitee against and from any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, action, suit, proceeding or investigation arises out of or pertains to: (A) any action or omission or alleged action or omission in such Indemnitee’s capacity as a director, officer or employee of the Company or any of its Subsidiaries; or (B) any of the Transactions; and (ii) pay in advance of the final disposition of any such claim, action, suit, proceeding or investigation the expenses (including attorneys’ fees) of any Indemnitee upon receipt of an undertaking by or on behalf of such Indemnitee to repay such amount if it shall ultimately be determined that such Indemnitee is not entitled to be indemnified. Notwithstanding anything to the contrary contained in this Section 5.8(b) or elsewhere in this Agreement, neither Parent nor the Surviving Corporation shall settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, action, suit, proceeding or investigation for which indemnification may be sought under this Section 5.8(b) unless such settlement, compromise, consent or termination includes an unconditional release of all Indemnitees from all liability arising out of such claim, action, suit, proceeding or investigation.

(c) Parent will provide, or cause the Surviving Corporation to provide, for a period of not less than six years after the Effective Time, the Indemnitees who are insured under the Company’s directors’ and officers’ insurance and indemnification policy with an insurance and indemnification policy that provides coverage for events occurring at or prior to the Effective Time (the “D&O Insurance”) that is no less favorable than the existing policy of the Company or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Parent and the Surviving Corporation shall not be required to pay an annual premium for the D&O Insurance in excess of 200% of the annual premium currently paid by the Company for such insurance; provided, further, that if the annual premiums of such insurance coverage exceed such amount, Parent or the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding such amount.

(d) The Indemnitees to whom this Section 5.8 applies shall be third party beneficiaries of this Section 5.8. The provisions of this Section 5.8 are intended to be for the benefit of each Indemnitee, his or her heirs and his or her representatives.

(e) In the event that the Surviving Corporation or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or a majority of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of the Surviving Corporation shall succeed to the obligations set forth in this Section 5.8.

SECTION 5.9 Securityholder Litigation. The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company and/or its directors relating to the Transactions, and no settlement or any such litigation shall be agreed to without Parent’s prior consent (which consent shall not be unreasonably withheld or delayed).

SECTION 5.10 Fees and Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with this Agreement, the Merger and the Transactions shall be paid by the party incurring such fees or expenses.

SECTION 5.11 Employee Benefits.

(a) Unless Parent delivers written notice to the Company no later than five business days prior to the Effective Time providing otherwise, the Company shall take all action necessary to terminate, or cause to be terminated, before the Effective Time, any Company Plan that is a 401(k) plan or other defined contribution retirement plan or employee stock purchase plan. In the event Parent does not deliver such written notice, then within ninety (90) days of the Closing Date, Parent shall, to the extent permitted by law, arrange for the employees of the Company who were eligible to participate in the Blue Martini Software, Inc. 401(k) Plan the opportunity to participate in a plan described in Section 401(k) of the Code.

(b) From and after the Effective Time, the Surviving Corporation shall honor in accordance with their respective terms the employment and other similar agreements between the Company and its Subsidiaries and their respective current employees that are set forth on Section 3.11(a) of the Company Disclosure Schedule. Should Parent, at any time within the one year period following the Effective Time (such period of time, the “Protected Period”), terminate one or more of the Company Plans (other than any equity-based Company Plan, to which the provisions of this Section 5.12(b) shall not apply), then Parent shall at that time (the “Company Plan Termination Date”) include the employees of the Company and its Subsidiaries in the corresponding welfare benefit plans and other employee benefit plans of Parent on the same basis and terms as Parent’s similarly situated employees participate. All such welfare benefit plans of Parent in which the employees of the Company or its Subsidiaries participate after the Company Plan Termination Date pursuant to the preceding sentence shall provide credit for all service with the Company and its Subsidiaries, to the same extent as such service was credited for such purpose by the Company and its Subsidiaries for such employees under a similar Company Plan, including: (i) all employee benefit plans, programs, policies and fringe benefits to be provided to such employees for purposes of eligibility and vesting; (ii) severance plans, programs and policies to be provided to such employees for purposes of calculating the amount of each such employee’s severance benefits; and (iii) vacation and sick leave plans, programs and policies for purposes of calculating the amount of each such employee’s vacation and sick leave. With respect to each employee benefit plan, program or policy of Parent or its Subsidiaries that is a “welfare benefit plan” (as defined in Section 3(1) of ERISA) in which employees of the Company or its Subsidiaries participate following the Effective Time pursuant to this Section 5.11(b), Parent or its Subsidiaries shall: (A) cause there to be waived any pre-existing condition or eligibility limitations; and (B) give effect, in determining any deductible and maximum out-of-pocket limitations payable during the plan year in which the Effective Time occurs, to claims incurred and amounts paid by, and amounts reimbursed to, employees of the Company and its Subsidiaries during such plan year under similar plans maintained by the Company and its Subsidiaries immediately prior to the Effective Time.

(c) Notwithstanding anything in this Agreement to the contrary, nothing in this Section 5.11 shall impede or limit Parent, Merger Sub, the Company or any of their Affiliates from terminating any of their employees at any time for any reason or no reason, subject to the provisions of applicable Law and applicable Contracts, and nothing in this Section 5.11 is intended or shall confer on any person other than the parties to this Agreement any rights or remedies or the status of a third party beneficiary hereunder.

ARTICLE 6

Conditions Precedent

SECTION 6.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with applicable Law and the Company Charter Documents;

(b) Antitrust.

(i) Any waiting period (and any extension of such period) under the HSR Act applicable to the Transactions shall have expired or shall have been terminated;

(ii) The applicable filings, approvals or expiration or termination of any applicable waiting periods under Foreign Antitrust Laws in jurisdictions in which such filings, approvals, expiration or termination are required by Law to be made, obtained, expired or terminated prior to the Closing, shall have been made or obtained or shall have expired or been terminated, except where the failure to make such filing, obtain such approval or allow such waiting period to expire or terminate would not have a Company Material Adverse Effect or a Parent Material Adverse Effect; and

(c) No Injunctions or Restraints. No Law, injunction, judgment or ruling enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority, whether temporary, preliminary or permanent (collectively, “Restraints”) shall be in effect enjoining, restraining, preventing or prohibiting consummation of the Merger or making the consummation of the Merger illegal or otherwise imposing material limitations on the ability of Parent and Merger Sub effectively to acquire or hold the business of the Company and its Subsidiaries.

SECTION 6.2 Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (i) all materiality and “Company Material Adverse Effect” qualifiers shall be disregarded in determining the accuracy of such representations and warranties for purposes of this Section 6.2(a) and (ii) the condition set forth in this Section 6.2(a) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true and correct, taken together, has had, or would reasonably be expected to have, a Company Material Adverse Effect;

(b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement on or prior to the Closing Date;

(c) Officer’s Certificate. Parent shall have received a certificate, signed on behalf of the Company by the chief executive officer or chief financial officer of the Company, certifying as to the matters set forth in Sections 6.2(a) and 6.2(b);

(d) Company Material Adverse Effect. Since the date of this Agreement through the Closing Date, there shall have been no change, event, occurrence or circumstance that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(e) No Governmental Litigation. There shall not be any legal, administrative, arbitral or other proceeding pending before any Governmental Authority in which a Governmental Authority is a party that would or would reasonably be expected to: (i) restrain, enjoin, prevent, prohibit or make illegal the consummation of the

Merger or the other Transactions; or (ii) impose material limitations on the ability of Parent effectively to exercise full rights of ownership of all shares of the Surviving Corporation;

(f) Certified Copies. At or prior to the Closing, the Company shall deliver certified copies of (i) the resolutions duly adopted by the Board of Directors of the Company authorizing the execution, delivery and performance of this Agreement and the Transactions, (ii) the resolutions duly adopted by the Company’s stockholders adopting this Agreement and (iii) the certificate of incorporation and the bylaws of the Company that will be in effect immediately prior to the Effective Time; and

(g) Capitalization. The sum of the cash amounts to be paid to (i) the Company’s stockholders in respect of outstanding shares of Company Common Stock pursuant to Section 2.1(c) other than outstanding shares of Company Common Stock issued after the date of this Agreement pursuant to the ESPP in accordance with its terms and conditions as in effect on the date of this Agreement, (ii) the holders of Options in respect of Options pursuant to Section 2.4(a) and (iii) the holders of Warrants in respect of Warrants pursuant to Section 2.4(c), shall not exceed the sum of (A) $54,834,185 and (B) the aggregate amount of cash paid or payable to the Company upon the exercise of Options and Warrants that are identified on the Company Disclosure Schedule and the notice of exercise of which was received by the Company on or after the date of this Agreement.

SECTION 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the satisfaction (or waiver, if permissible under applicable Law) on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the Closing Date as though made on the Closing Date (except for representations and warranties expressly made as of an earlier date, in which case as of such earlier date); provided, however, that (i) all materiality and “Parent Material Adverse Effect” qualifiers shall be disregarded in determining the accuracy of such representations and warranties for purposes of this Section 6.3(a) and (ii) the condition set forth in this Section 6.3(a) shall be deemed satisfied unless the effect of all such failures of such representations and warranties to be true and correct, taken together, has had, or would reasonably be expected to have, a Parent Material Adverse Effect;

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date; and

(c) Cash Deposit. Parent shall have deposited with the Payment Agent cash in an amount that, together with the cash that Parent may be causing the Surviving Corporation to deposit with the Paying Agent immediately following the Effective Time in accordance with the provisions of Section 2.3(a), is sufficient to pay the aggregate Merger Consideration payable pursuant to Section 2.1(c) upon surrender of Certificates representing outstanding shares of Company Capital Stock.

(d) Officer’s Certificate. The Company shall have received a certificate, signed on behalf of Parent by the chief executive officer or chief financial officer of Parent, certifying as to the matters set forth in Sections 6.3(a), 6.3(b) and 6.3(c).

SECTION 6.4 Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely on the failure of any condition set forth in Section 6.1, 6.2 or 6.3, as the case may be, to be satisfied if such failure was caused by such party’s failure to perform any of its obligations under this Agreement.

ARTICLE 7

Termination

SECTION 7.1 Termination. This Agreement may be terminated and the Transactions abandoned at any time prior to the Effective Time:

(a) by the mutual written consent of the Company and Parent duly authorized by each of their respective Boards of Directors; or

(b) by either of the Company or Parent:

(i) if the Merger shall not have been consummated on or before July 31, 2005 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to a party if the failure of the Merger to have been consummated on or before the Outside Date was primarily due to the failure of such party or any Affiliate of such party to perform any of its obligations under this Agreement; or

(ii) if any Restraint having the effect set forth in Section 6.1(c) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(ii) shall not be available to a party if the imposition of such Restraint was primarily due to the failure of such party to perform any of its obligations under this Agreement; or

(iii) if the Company Stockholder Approval shall not have been obtained at the Company Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; or

(c) by Parent if: (i) there is an inaccuracy in any of the representations or warranties of the Company in this Agreement such that the condition set forth in Section 6.2(a) would not be satisfied; or (ii) there has been a breach by the Company of any of its covenants in this Agreement such that the condition set forth in Section 6.2(b) would not be satisfied (the events described in clauses “(i)” and “(ii)” of this sentence being referred to as a “Terminating Company Breach”); provided, however, that if such Terminating Company Breach is curable through the exercise of reasonable efforts, Parent may not terminate this Agreement under this Section 7.1(c) unless such Terminating Company Breach has not been cured within twenty business days after notice thereof is received by the Company; or

(d) by Parent within ten days following the Board of Directors of the Company (or any committee thereof) taking any of the actions described in clause “(A)” of the second sentence of Section 5.3(c); or

(e) by the Company:

(i) if: (A) there is an inaccuracy in any of the representations or warranties of Parent or Merger Sub in this Agreement such that the condition set forth in Section 6.3(a) would not be satisfied; or (B) there has been a breach by Parent or Merger Sub of any of their respective covenants in this Agreement such that the condition set forth in Section 6.3(b) would not be satisfied (the events described in clauses “(A)” and “(B)” of this sentence being referred to as a “Terminating Parent Breach”); provided, however, that if such Terminating Parent Breach is curable through the exercise of reasonable efforts, the Company may not terminate this Agreement under this Section 7.1(e)(i) unless such Terminating Parent Breach has not been cured within twenty business days after notice thereof is received by Parent; or

(ii) at any time prior to the Company Stockholder Approval, following receipt of a Superior Proposal, provided, however, that: (A) prior to such termination, the Company has provided Parent a written notice of the Company’s intent to exercise its right to terminate pursuant to this Section 7.1(e)(ii), which notice describes the Superior Proposal and the parties thereto; and (B) within two business days following the delivery of the notice described in clause “(A)” of this sentence, Parent does not propose adjustments in the terms and conditions of this Agreement which the Company’s Board of Directors (or any committee thereof) determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than such Superior Proposal.

SECTION 7.2 Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof shall be given to the other party or parties, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the provisions of the penultimate sentence of Section 5.6, Sections 5.10, 7.2 and 7.3 and Article 8, all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub or the Company or their respective directors, officers and Affiliates, except: (a) the Company may have liability as provided in Section 7.3; and (b) nothing shall relieve any party hereto from liability for any willful, material breach of this Agreement.

SECTION 7.3 Termination Fee.

(a) In the event that this Agreement is terminated by:

(i) the Company pursuant to Section 7.1(e)(ii);

(ii) Parent pursuant to Section 7.1(d); or

(iii) by the Company or Parent pursuant to Section 7.1(b)(iii) if, prior to the Company Stockholders Meeting: (A) a Takeover Proposal shall have been publicly disclosed, announced, commenced, submitted or made; (B) such Takeover Proposal shall not have been withdrawn at least five days prior to the Company Stockholders Meeting; and (C) within 180 days after the date of the termination of this Agreement, the Company and the Person who had commenced, submitted or made such Takeover Proposal consummate an Acquisition Transaction, then, in the case of clause “(i)” and clause “(ii)” of this sentence, at the time of termination or, in the case of clause “(iii)” of this sentence, at the time of consummation of the Acquisition Transaction referred to in clause “(iii)” of this sentence, the Company shall pay to Parent, a fee of $1,622,000 minus any amounts previously paid by the Company pursuant to Section 7.3(b), in cash. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent.

(b) In the event that this Agreement is terminated by the Company or Parent pursuant to Section 7.1(b)(iii), the Company shall reimburse Parent for reasonable, documented, out-of-pocket Expenses incurred by Parent and Merger Sub in an amount not to exceed $500,000. Such payment shall be made by wire transfer of immediately available funds to an account to be designated by Parent within 10 business days of the Company’s receipt of adequate documentation of the amount of such Expenses.

(c) For purposes of this Agreement, an “Acquisition Transaction” means any transaction or series of transactions involving: (A) an acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 50% or more of the consolidated assets of the Company and its Subsidiaries, taken as a whole; (B) a direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 50% or more of the voting power of the Company; (C) a tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of the voting power of the Company; or (D) a merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or involving any Subsidiary (or Subsidiaries) (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 50% of any class of equity securities of the Company or any of its Subsidiaries.

(d) The Company and Parent acknowledge that the fee and the other provisions of this Section 7.3 are an integral part of the Transactions and that, without these agreements, Parent and the Company would not enter into this Agreement.

ARTICLE 8

Miscellaneous

SECTION 8.1 Nonsurvival of Representations and Warranties. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or, except as otherwise provided in Section 7.2 and Section 7.3, upon the termination of this Agreement pursuant to Section 7.1, as the case may be, except that the agreements set forth in Article 2 and Sections 5.8, 5.9, 5.10 and 5.11 and any other agreement in this Agreement which contemplates performance after the Effective Time shall survive the Effective Time indefinitely. The Non-Disclosure Agreement shall: (a) survive termination of this Agreement in accordance with its terms; and (b) terminate as of the Effective Time.

SECTION 8.2 Amendment or Supplement. At any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects, whether before or after receipt of the Company Stockholder Approval, by written agreement of the parties hereto, by action taken by their respective Boards of Directors; provided, however, that following approval of the Transactions by the stockholders of the Company and Merger Sub, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company or Merger Sub without such approval.

SECTION 8.3 Extension of Time, Waiver, Etc. At any time prior to the Effective Time, any party hereto may, subject to applicable Law: (a) waive any inaccuracies in the representations and warranties of any other party hereto; (b) extend the time for the performance of any of the obligations or acts of any other party hereto; or (c) waive compliance by the other party with any of the agreements contained herein or, except as otherwise provided herein, waive any of such party’s conditions. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

SECTION 8.4 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any of the parties without the prior written consent of the other parties; provided that each of Parent and Merger Sub may, without the prior written consent of the Company, assign (a) its rights, interests and obligations to any of their respective affiliates or direct or indirect subsidiaries without the consent of the Company, so long as they remain primarily obligated with respect to any such delegated obligations or (b) for collateral security purposes, its rights and interests to any lender providing financing to Parent, Merger Sub or any of their affiliates. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment or delegation not permitted under this Section shall be null and void.

SECTION 8.5 Counterparts; Facsimile; Electronic Transmission. This Agreement may be executed in counterparts (each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement) and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. The exchange of copies of this Agreement and of signature pages by facsimile or electronic transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic transmission shall be deemed to be their original signatures for all purposes.

SECTION 8.6 Entire Agreement; No Third-Party Beneficiaries. This Agreement, the Company Disclosure Schedule and the Non-Disclosure Agreement: (a) constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof and thereof; and (b) except for the provisions of Section 5.8, are not intended to and shall not confer upon any Person other than the parties hereto any rights or remedies hereunder.

SECTION 8.7 Governing Law; Waiver of Jury Trial.

(a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of laws thereof.

(b) EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS.

SECTION 8.8 Specific Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without bond or other security being required, this being in addition to any other remedy to which they are entitled at law or in equity.

SECTION 8.9 Consent to Jurisdiction. Each of the parties hereto: (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware, in the event any dispute arises out of this Agreement or any of the

Transactions; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the Court of Chancery of the State of Delaware.

SECTION 8.10 Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed properly delivered, given and received: (a) when delivered by hand; (b) on the day sent by facsimile provided that the sender has received confirmation of transmission as of or prior to 5:00 p.m. local time of the recipient on such day; (c) the first business day after sent by facsimile (to the extent that the sender has received confirmation of transmission after 5:00 p.m. local time of the recipient on the day sent by facsimile); or (d) the third business day after sent by registered mail or by courier or express delivery service, in any case to the address or facsimile telephone number set forth beneath the name of such party below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

If to Parent or Merger Sub, to:

Multi-Channel Holdings, Inc.

c/o Golden Gate Private Equity, Inc.

One Embarcadero Center, 33rd Floor

San Francisco, CA 94111

Attention: Prescott Ashe and Rajeev Amara

Facsimile: 415-627-4501

with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP

555 California Street, 27th Floor

San Francisco, CA 94104

Attention: Stephen D. Oetgen

Facsimile: (415) 439-1500

If to the Company, to:

Blue Martini Software, Inc.

2600 Campus Drive

San Mateo, CA 94403

Attention: Chief Executive Officer and

General Counsel

Facsimile: (650) 356-7700

with a copy (which shall not constitute notice) to:

Cooley Godward LLP

Five Palo Alto Square

3000 El Camino Real

Palo Alto, CA 94306

Attention: Eric C. Jensen, Esq. and Jennifer F. DiNucci, Esq.

Facsimile: (650) 849-7400

SECTION 8.11 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

SECTION 8.12 Definitions.

(a) As used in this Agreement, the following terms have the meanings ascribed thereto below:

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.

“business day” shall mean a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York are authorized or required by Law to be closed.

“Code” shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Capital Stock” shall mean the Company Common Stock and the Company Preferred Stock.

“Company Common Stock” shall mean the common stock, par value $0.001 per share, of the Company.

“Company Preferred Stock” shall mean the Preferred Stock, $0.001 par value per share, of the Company.

“Company Stock Plans” shall mean the Blue Martini Software, Inc. 2000 Equity Incentive Plan, the Blue Martini Software, Inc. 2000 Non-Employee Directors’ Stock Option Plan and the ESPP.

“Competition Laws” shall mean the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition

“ESPP” shall mean the Blue Martini Software, Inc. 2000 Employee Stock Purchase Plan.

“Expenses” shall mean all out-of-pocket expenses (including, without limitation, all fees and expenses of outside counsel, investment bankers, banks, other financial institutions, accountants, financial printers, experts and consultants to a party hereto) incurred by a party or on its behalf in connection with or related to the investigation, due diligence examination, authorization, preparation, negotiation, execution and performance of this Agreement and the transactions contemplated hereby and the financing thereof and all other matters contemplated by this Agreement and the closing thereof, together with any out-of-pocket costs and expenses incurred by any party in enforcing any of its rights set forth in this Agreement, whether pursuant to litigation or otherwise.

“GAAP” shall mean generally accepted accounting principles in the United States.

“Governmental Authority” shall mean any government, court, arbitrator, regulatory or administrative agency, commission or authority or other governmental instrumentality, federal, state or local, domestic, foreign or multinational.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Intellectual Property” of any Person shall mean all intellectual property rights arising from or in respect of the following: (i) patents and applications therefor, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon; (ii) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, Internet domain names and corporate names, together with the goodwill associated with any of the foregoing, and all applications, registrations and renewals thereof; (iii) copyrights and registrations and applications therefor, works of authorship and mask work rights; (iv) proprietary discoveries, concepts, ideas, research and development, know-how, formulae, algorithms, subroutines, inventions, compositions, manufacturing and production processes and techniques, technical data, procedures, designs, drawings, specifications, databases and other proprietary and confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals; and (v) Software.

“Knowledge” of any Person that is not an individual shall mean, with respect to any matter in question, the actual knowledge of such Person’s executive officers and directors.

“Permitted Liens” shall mean (i) statutory liens securing payments not yet due; (ii) security interests, mortgages and pledges that are disclosed in the Filed Company SEC Documents that secure indebtedness that is reflected in the unaudited consolidated financial statements of the Company and its Subsidiaries as of September 30, 2004; and (iii) such other imperfections or irregularities of title or other Liens that, individually or in the aggregate, do not and would not reasonably be expected to materially affect the use of the properties or assets subject thereto or otherwise materially impair the business operations of the Company or its Subsidiaries as currently conducted.

“Person” shall mean an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity, including a Governmental Authority.

“Representatives” of any Person shall mean its directors, officers, employees, financial advisors, attorneys, accountants, agents and other representatives.

“Rights” shall have the meaning assigned to such term in the ESPP.

“Software” means all: (i) computer programs, including all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) documentation including user manuals and other training documentation related to any of the foregoing.

“Stock Awards” shall have the meaning assigned to such term in the Blue Martini Software, Inc. 2000 Equity Incentive Plan.

“Subsidiary” when used with respect to any party hereto, shall mean any corporation, limited liability company, partnership, association, trust or other entity the accounts of which would be consolidated with those of such party in such party’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Superior Proposal” shall mean a bona fide written offer to acquire, for consideration consisting of cash and/or securities, equity securities or assets of the Company, made by a third party, which (A) is on terms and conditions which the Board of Directors of the Company (or any committee thereof) determines in its good faith judgment (after consultation with an independent financial advisor of nationally recognized reputation) to be more favorable to the Company’s stockholders than the Merger (including any adjustment to the terms and conditions of the Merger proposed in writing by Parent in response to such proposal) and (B) is, in the good faith judgment of the Board of Directors of the Company (or any committee thereof), reasonably capable of being consummated in a timely manner (taking into account, without limitation, the ready availability of cash on hand and/or commitments for the same, in each case as applicable, required to consummate any such proposal and any Competition Law approvals or non-objections).

“Takeover Proposal” shall mean any proposal or offer from any Person (other than Parent and its Affiliates) providing for any: (A) acquisition (whether in a single transaction or a series of related transactions) of assets of the Company and its Subsidiaries having a fair market value equal to 15% or more of the Company’s consolidated assets; (B) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of 15% or more of the voting power of the Company; (C) tender offer or exchange offer that if consummated would result in any Person beneficially owning 15% or more of the voting power of the Company; (D) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving the Company or involving any Subsidiary (or Subsidiaries) (other than: (1) mergers, consolidations, business combinations or similar transactions involving solely the Company and/or one or more Subsidiaries of the Company; and (2) mergers, consolidations, business combinations or similar transactions that if consummated would result in a Person beneficially owning not more than 15% of any class of equity securities of the Company or any of its Subsidiaries); or (E) any public announcement of an agreement, proposal or plan to do any of the foregoing; in each case, other than the Transactions; provided, however, that for purposes of Section 7.3(a), the references to “15%” in this definition of Takeover Proposal shall be deemed instead to refer to “50%”.

“Transactions” refers to the transactions contemplated hereby, including the Merger.

The following terms are defined in the section of this Agreement set forth after such term below:

Agreement	First paragraph
Appraisal Shares	2.2
Acquisition Transaction	7.3(c)
Balance Sheet Date	3.5(e)
Bankruptcy and Equity Exception	3.3(a)
Certificate	2.3(a)
Certificate of Merger	1.3
Closing	1.2
Closing Date	1.2
COBRA	3.11(h)
Company Board Recommendation	3.3(b)
Company Charter Documents	3.1(c)
Company Disclosure Schedule	Article 3
Company Material Adverse Effect	3.1(a)
Company Plans	3.11(a)
Company Real Property	3.14(b)

Company SEC Documents	3.5(a)
Company Stockholder Approval	3.3(d)
Company Stockholders Meeting	5.1(b)
Contract	3.3(c)
CSFB	3.18
D&O Insurance	5.8(c)
DGCL	1.1
DOJ	5.4(a)
Effective Time	1.3
Employees	3.11(a)
Environmental Laws	3.12(d)(i)
Environmental Liabilities	3.12(d)(ii)
ERISA	3.11(a)
ERISA Affiliates	3.11(e)
Exchange Act	3.4
Fairness Opinion	3.18
Filed Company SEC Documents	3.5(d)
Foreign Antitrust Laws	3.4
FTC	5.4(a)
Hazardous Materials	3.12(d)(iii)
Indemnitees	5.8(a)
Laws	3.8(a)
Liens	3.1(b)
Material Contract	3.13(a)
Merger	Recitals
Merger Consideration	2.1
Multiemployer Plan	3.11(a)
Non-Disclosure Agreement	5.6
Option	2.4(a)
Option Consideration	2.4(a)
Outside Date	7.1(b)(i)
Parent Material Adverse Effect	4.2
Paying Agent	2.3(a)
Payment Fund	2.3(a)
Permits	3.8(b)
Per Share Amount	2.1(c)
Policies	3.17
Protected Period	5.11(b)
Proxy Statement	3.4
Release	3.12(d)(iv)
Restraints	6.1(c)
SEC	2.4(d)
Section 203	3.20
Section 262	2.2
Securities Act	3.1(b)
Subsidiary Documents	3.1(c)
Surviving Corporation	1.1
Tax Returns	3.10(k)
Taxes	3.10(k)
Terminating Company Breach	7.1(c)
Terminating Parent Breach	7.1(e)(i)

SECTION 8.13 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

MULTI-CHANNEL HOLDINGS, INC.

By:	/s/ Prescott Ashe
Name:	Prescott Ashe
Title:	President

BMS MERGER CORPORATION

By:	/s/ Prescott Ashe
Name:	Prescott Ashe
Title:	President

BLUE MARTINI SOFTWARE, INC.

By:	/s/ Monte Zweben
Name:	Monte Zweben
Title:	Chairman and Chief Executive Officer

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER